Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131045
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated December 19, 2007)
HEALTH FITNESS CORPORATION
6,681,000 Shares of Common Stock
     This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus dated December 19, 2007 (as previously supplemented by the Prospectus Supplements dated February 4, 2008 and February 13, 2008, collectively, the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.
     On March 26, 2008, we filed with the U.S. Securities and Exchange Commission the attached Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.
     Investing in our common stock is speculative and involves risk. You should read the section entitled “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of certain risk factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is March 26, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-K
ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007
Commission File No. 000-25064

HEALTH FITNESS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	No. 41-1580506
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)
1650 West 82nd Street, Bloomington, Minnesota 55431
(Address of Principal Executive Offices)
(952) 831-6830
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act: Common Stock, $.01 Par Value

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☑
Note: Checking the box above will not relieve any registrant required to file reports pursuant to Section 13 or 15(d) of the Exchange Act from their obligations under those Sections.
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☑
The aggregate market value of our common stock held by non-affiliates as of June 30, 2007 was approximately $48,800,000 (based on the closing sale price of $3.16 per share as reported on the OTC Bulletin Board).
The number of shares outstanding of the registrant’s common stock as of March 24, 2008 was: Common Stock, $0.01 par value, 20,255,834 shares.
DOCUMENTS INCORPORATED BY REFERENCE
Portions of the proxy statement for the registrant’s 2008 Annual Meeting of Shareholders are incorporated by reference into Items 10, 11, 12, 13 and 14 of Part III of this report.

Table of Contents

		Page No.
	PART I
Item 1.	Business	3
Item 1A.	Risk Factors	10
Item 1B.	Unresolved Staff Comments	14
Item 2.	Properties	14
Item 3.	Legal Proceedings	14
Item 4.	Submission of Matters to a Vote of Security Holders	14
	Executive Officers of the Registrant	15

	PART II
Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters	17
	and Issuer Purchases of Equity Securities
Item 6.	Selected Financial Data	19
Item 7.	Management’s Discussion and Analysis of Financial Condition and
	Results of Operations	19
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk	31
Item 8.	Financial Statements and Supplementary Data	31
Item 9.	Changes in and Disagreements with Accountants on Accounting and
	Financial Disclosure	56
Item 9A.	Controls and Procedures	56
Item 9B.	Other Information	57

	PART III
Item 10.	Directors, Executive Officers and Corporate Governance	57
Item 11.	Executive Compensation	57
Item 12.	Security Ownership of Certain Beneficial Owners and Management
	and Related Stockholder Matters	58
Item 13.	Certain Relationships and Related Transactions, and Director	58
	Independence
Item 14.	Principal Accounting Fees and Services	58

	PART IV
Item 15.	Exhibits, Financial Statement Schedules	59
We make available, free of charge, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act on our web site, www.hfit.com, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. We are not including the information on our web site as a part of, or incorporating it by reference into, our Form 10-K.

PART I
ITEM 1. BUSINESS
OVERVIEW
Health Fitness Corporation, a Minnesota corporation (also referred to as “we,” “us,” “our,” the “Company,” or “Health Fitness”), is a leading provider of population health improvement services and programs to corporations, hospitals, communities and universities located in the United States and Canada. We currently manage 231 corporate fitness center sites, 170 corporate health management sites and 97 unstaffed health management programs.
We provide staffing services as well as a comprehensive menu of programs, products and consulting services within our Health Management and Fitness Management business segments. Our broad suite of services enables our clients’ employees to live healthier lives, and our clients to control rising healthcare costs, through participation in our assessment, education, coaching, physical activity, weight management and wellness program services, which can be offered as follows: (i) through on-site fitness centers we manage; (ii) remotely via the web and; (iii) through telephonic health coaching.
You may contact us at our executive offices at 1650 West 82nd Street, Suite 1100, Minneapolis, Minnesota 55431, telephone number (952) 831-6830. We maintain an internet website at www.hfit.com.
BUSINESS MODEL
Major corporations, hospitals and universities invest in fitness centers and health improvement programs for several reasons. First, it is widely understood that healthier employees are more productive, experience reduced levels of stress and are absent from work less often due to illness. At the same time, companies are struggling to deal with the rising cost of employee healthcare, which has historically increased at double-digit rates. According to a recent government report, U.S. spending on prescription drugs, hospital care and other health services is expected to double to $4.1 trillion over the next decade, up from $2.1 trillion in 2006. This dramatic increase in expected healthcare costs is primarily attributed to an aging population and poor lifestyle choices relating to diet and exercise. Many companies realize that they may be able to decrease the financial burden of employee healthcare and lost productivity by making health improvement programs a strategic business priority. We believe the services we offer will help employees make better lifestyle behavior choices, thus improving their health, in addition to helping companies decrease the rate of spending on employee healthcare costs.
To capitalize on the growth opportunities within the employer marketplace, we organized our business into two segments: Fitness Management Services and Health Management Services. Within each of these business segments, we provide two types of service: (i) Staffing Services, and (ii) Program and Consulting Services. Our decision to move to segment reporting was based on (i) the evolution of our Health Management segment, and management’s belief that the future growth of our Company may depend on our Health Management segment; (ii) management’s belief that total revenue and gross profit from our Health Management segment may outpace the total revenue and gross profit from our legacy Fitness Management segment; (iii) management has invested significant resources to hire additional service and account management staff to handle the growth we have experienced, and expect to experience in the future; (iv) management has invested, and expects to continue investing resources to enhance the functionality of our web-based software system to appeal to a wider range of current and new customers for both of our operating segments, and (v) on a monthly, quarterly and annual basis, we manage the performance of our business by reviewing internally-generated financial reports that detail revenue and gross profit results for each segment.

Following is a description of the services we offer within each segment:
Fitness Management Services
The Fitness Management segment of our business involves the management of fitness centers that have been developed and equipped by corporations and other organizations for their employees. Historically, corporations developed these fitness centers as a way to attract and retain productive employees. More recently, these same corporations have come to realize that a fitness center can play an integral role in modifying unhealthy lifestyle behaviors and improving work productivity.
In terms of size, we believe we are the largest provider of corporate fitness center management services in the United States. Currently, we manage 231 corporate sites, including two sites located in Canada, all of which accounted for approximately 61% and 66% of our 2007 and 2006 revenue, respectively. From a sales perspective, we generally obtain new corporate customers by submitting a proposal, which answers specific questions regarding our management philosophies and pricing structures.
Our Fitness Management segment derives its revenue from the following services:
Staffing Services. We have agreements with corporations and other organizations to staff and manage fitness centers they have developed for use by their employees. We derive revenue from these services through the reimbursement of staff costs, including wages, taxes and benefits, and reimbursement of our costs to provide liability insurance to protect our customers against injury claims. We also receive a management fee to cover the cost of regional and corporate support services. Costs of revenue are comprised of staff wages, employer taxes and employee benefits, in addition to fitness center operating expenses we may contractually agree to pay.
In 2007, 2006 and 2005, revenue from our Fitness Management staffing services accounted for 56.8%, 62.4% and 69.6%, respectively, of total consolidated revenue.
Program and Consulting Services. At many of our managed fitness centers, we generate additional revenue from members through the delivery of fee-for-service fitness and wellness program services. These services primarily include personal training, weight loss programs, seminars, special classes and massage therapy. Costs of revenue are comprised of commissions we pay our staff for selling and delivering these program services, in addition to the cost of inventory when products are sold in connection with a service.
Within our fitness management consulting practice, companies that are planning new fitness centers may employ us to develop floor plans and interior design plans, select and source fitness equipment and design fitness programs. For companies that desire to develop a commercial fitness center, we can perform a comprehensive analysis of market potential for the center. Services can include demographic analysis, market analysis, and multiple-year financial business plan development.
In 2007, 2006 and 2005, revenue from our Fitness Management program and consulting services accounted for 3.8%, 4.0% and 4.4%, respectively, of total consolidated revenue.
Health Management Services
The Health Management segment of our business involves the delivery of services to help corporations and other organizations assess the health characteristics of their employees. We also provide health education services to employees dealing with multiple health risks to improve their lifestyle behaviors.
This segment of our business has experienced the fastest rate of growth, with 2007 revenue growing approximately 29% over 2006, and 2006 revenue growing approximately 49% over 2005. This growth is attributed to our past and recent investments to strategically enhance this segment, which has improved our ability to meet the increasing market demand for health improvement services, as well as meet the increasing needs of our customers. Currently, we manage 170 corporate health management sites and 97 unstaffed health management programs, which accounted for approximately 39% and 34% of our 2007 and 2006 revenue, respectively. In this segment, we generally obtain new corporate customers by submitting a proposal, which answers specific questions regarding our management philosophies and pricing structures.
Our Health Management segment derives its revenue from the following services:
Staffing Services. We have agreements with corporations and other organizations to staff and manage the delivery of health promotion programs, lifestyle coaching services, and injury prevention and treatment services. These relationships may or may not involve the management of an on-site fitness center. We derive revenue from these services through the reimbursement of staff costs, including wages, taxes and benefits, and reimbursement of our cost to provide liability insurance to protect our customers against injury claims. We also receive a management fee to cover the cost of regional and corporate support services. Costs of revenue are comprised of staff wages, employer taxes and employee benefits, in addition to operating expenses we may contractually agree to pay.
In 2007, 2006 and 2005, revenue from our Health Management staffing services accounted for 22.6%, 21.5% and 22.3%, respectively, of total consolidated revenue.
Program and Consulting Services. We offer a comprehensive menu of products and services to assess the health risks of our customer’s employees, and manage specific health risks by delivering programs to educate and coach participants to improve lifestyle behaviors. We derive program revenue from participant fees we charge for our e-Health platform; paper and web-based health risk assessments; biometric screenings to assess blood profiles and body composition; and face-to-face, web-based and telephonic health coaching services. We also derive revenue from data collection and reporting services as it relates to the demonstration of program effectiveness. Revenue from these program services are generally paid by our corporate customer, although they may ask their employees to share in the cost. Our costs of revenue for these services are mainly comprised of supply expenses and the direct cost of staff wages, taxes and benefits.
Within our health management consulting practice, we provide corporations and other organizations with a comprehensive analysis of the effectiveness of employee health improvement programs, with a focus on demonstrating a return on investment. We also provide a suite of occupational health consulting services, including injury prevention program design, work-hardening programs, injury treatment, return-to-work programs and regulatory compliance consulting.
In 2007, 2006 and 2005, revenue from our Health Management program and consulting services accounted for 16.7%, 12.1% and 3.7%, respectively, of total consolidated revenue.
CONTRACT DURATION
In each of our business segments, the duration of staffing and program service agreements may widely vary, from those that are month-to-month, to those that have a term of five years. A typical staffing services contract carries a term of three years, with revenue recognized upon delivery of service. Contract duration for program and consulting services generally ranges from month-to-month up to three years, depending on the scope of services to be delivered. Revenues for these services are recognized upon delivery of service.

SEGMENT FINANCIAL INFORMATION
We assess and manage the performance of each business segment by reviewing internally-generated reports that detail revenue and gross profit results for each of our customer sites. This information is used to formulate plans regarding the future prospects of our business, and aids in our determination of how we will invest our resources to ensure we achieve our future revenue and profitability targets.
The following table provides an analysis of business segment revenue and gross profit for each of the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Revenue

Fitness Management Services
Staffing Services	$39,747,239	$39,670,546	$38,226,444
Program and Consulting Services	2,679,881	2,574,463	2,392,272

	42,427,120	42,245,009	40,618,716

Health Management Services
Staffing Services	15,819,481	13,669,201	12,267,973
Program and Consulting Services	11,711,450	7,664,330	2,055,516

	27,530,931	21,333,531	14,323,489

Total Revenue
Staffing Services	55,566,720	53,339,747	50,494,417
Program and Consulting Services	14,391,331	10,238,793	4,447,788

	$69,958,051	$63,578,540	$54,942,205

Gross Profit

Fitness Management Services
Staffing Services	$8,643,280	$8,861,829	$8,772,194
Program and Consulting Services	1,155,217	1,129,585	810,401

	9,798,497	9,991,414	9,582,595

Health Management Services
Staffing Services	3,974,348	3,399,875	3,499,117
Program and Consulting Services	5,868,032	4,239,295	735,462

	9,842,380	7,639,170	4,234,579

Total Gross Profit
Staffing Services	12,617,628	12,261,704	12,271,311
Program and Consulting Services	7,023,249	5,368,880	1,545,863

	$19,640,877	$17,630,584	$13,817,174

With respect to segment asset allocation in accordance with SFAS 131, management believes the Company does not have assets that are related solely to each segment, except for the segmentation of goodwill for annual impairment testing, and thus has not allocated assets to our reportable segments for the following reasons:
a.	The Company is a service business that depends heavily on the joint efforts of our staff to operate and grow each segment of our business.

b.	We do not maintain a large asset infrastructure. The tangible and intangible assets we do own, including the web-based software system we acquired from HealthCalc, are deployed across both segments of our business to generate segment revenue and gross profit results.

c.	Our future growth plans involve a tighter integration between our Fitness and Health Management segments, resulting in opportunities to cross-sell our fitness and health management services to existing customers within each segment. It is difficult to ascertain which assets are responsible for segment results.

d.	We do not separate assets into our reportable segments for internal accounting and reporting purposes. Management believes an arbitrary allocation of assets to each reportable segment would not result in meaningful information about our business.

GROWTH STRATEGY
In the long-term, we believe that we can enhance our position as the leading integrator of fitness and health management services for corporations and other large organizations. Key elements of our growth strategy include:
•	Pursue both aggressive organic growth and strategic opportunities in our Health Management business segment. We believe the market for population health management programs will continue to grow.

•	Pursue new customers in our Fitness Management business segment to expand market share. As the largest provider of corporate fitness management services, we believe we can continue to add new customers, and sell additional fitness services to our current customers. However, this segment operates in a mature market, and price competition is common.

•	Maximize opportunities to sell our Fitness Management customers on adopting the services we offer in our integrated Health Management model.

•	Pursue strategic opportunities that provide operational capabilities and long-term financial value.
We intend to continue investing in our Health Management business segment commensurate with the addition of new business, including investments in people, systems and infrastructure in order to enhance our ability to scale, gain greater cost efficiencies and provide a broader base of services.
OPERATIONS
In our Fitness Management segment, we have one Vice President of Account Services, who has management responsibility for all of our geographical regions in the United States. Each region is managed by a Regional Vice President, who is responsible for fitness center and wellness program staffing, service quality, financial performance, client relationships and the introduction of new service capabilities to our customers.
In our Health Management segment, we have one Vice President of Account Services, who manages all activities related to our health management customers. We also have Regional Vice Presidents who are directly responsible for program implementation, service delivery, financial performance and client relationships.
The Vice President of each segment reports to a Senior Vice President of Account Services, who in turn reports directly to our Chief Operations Officer. These two positions have primary operational management responsibility for our entire business.
Our corporate office provides centralized administrative support, including accounting and finance, human resources and payroll, information technology systems, sales and marketing, and executive management functions, including the offices of the Chief Financial Officer and Chief Executive Officer, who also retains responsibility as our head of sales.
All expenses related to the operating areas noted above are contained in the Operating Expenses section of our Statements of Operations contained in Item 8 of this Form 10-K.
SALES AND MARKETING
We market our services to corporations, members of the fitness centers we manage and to individuals eligible to participate in their corporate health improvement program. Our sales force actively pursues new corporate customers for each segment of our business, which spans a wide variety of industries. Our sales force is primarily responsible for identifying potential corporate customers and sales lead partners, and managing the overall sales process. Our corporate marketing department supports the marketing needs of our sales function, in addition to developing point of sale materials for fitness center programs and collateral materials designed to solicit participation in a health improvement program.
SEASONALITY
In our Fitness Management segment, we do not experience any seasonal fluctuations in the realization of new business, or recognition of revenue. In our Health Management business segment, we may experience seasonal fluctuations in the realization of new business, which will generally be timed with the start of a client’s benefit plan year. We have also found that the early stage of certain health management engagements result in a higher rate of revenue recognition due to the delivery of on-site biometric screening services. Thereafter, revenue will decrease to a lower level until we deliver a second phase of biometric screening services to assess health improvement, which is generally one year after the initial phase of screenings.
RESEARCH AND DEVELOPMENT
All research and development activities pertaining to the maintenance of our e-Health technology platform, as well as activities leading up to establishing technological feasibility for significant e-Health platform enhancements, are expensed as incurred.
SIGNIFICANT CUSTOMER RELATIONSHIP
We had one customer that provided 9.8%, 10.3% and 11.9% of our total revenue in 2007, 2006 and 2005, respectively. For this customer, we provide fitness center management and employee wellness administration services for approximately 50 locations. The agreement with this customer was recently renewed and expires on December 31, 2009, and will automatically renew for successive one year periods unless either party delivers written notice at least 90 days prior to termination. We believe that our relationship with this customer is good.
COMPETITION
Within the business-to-business fitness management services industry, there are relatively few national competitors. However, virtually all markets are home to regional providers that manage several sites within their geographic areas. The principal method of competition among fitness management service providers is price, and our target client base has generally been price-sensitive. With our national presence and almost 30 years of history, management believes that we are recognized as a leading provider of corporate fitness management services, that we have a cost-effective business model, and that we are well positioned to compete in this industry.
Within the business-to-business health management services industry, there has been a trend toward consolidation as companies establish a better position to compete for the growth that is expected in this industry. Disease management and managed care companies have made acquisitions of health management companies within the past twenty-four months. To effectively compete with these organizations, which are larger and have access to more resources, we have made considerable investments into the development of our corporate health management business model. Our December 2005 acquisition of HealthCalc.Net, Inc. and the development of our web-based and telephonic health coaching services have enabled us to more effectively compete with these larger companies. With additional strategic investments to augment our current capabilities, we believe we can build a sustainable competitive advantage in order to compete for new business opportunities against these larger competitors.

PROPRIETARY RIGHTS
We have three registered trademarks, “Insight”®, “It Pays To Be Healthy”® and “Live For Life”® that are used in connection with the sale and delivery of our fitness and health management services. We do not have any other significant proprietary rights.
GOVERNMENT REGULATION
Management believes there is no significant government regulation which materially limits our ability to provide fitness and health management services to our corporate, hospital, community and university-based clients. Although our occupational health, health risk assessment and health coaching services, in addition to the group health plan we sponsor for our employees, are subject to the requirements of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, we do not believe that these regulations have a material impact on our activities.
FOREIGN OPERATIONS
We provide services to companies located in Canada through our wholly-owned subsidiary Health Fitness Corporation of Canada, Inc. Revenue recognized from our Canadian customers totaled approximately $241,000, $259,300 and $277,600 for the years ended December 31, 2007, 2006 and 2005, respectively. Although we invoice these customers in their local currency, we do not believe there is a risk of material loss due to foreign currency translation.
EMPLOYEES
At December 31, 2007, we had 878 full-time and 2,931 part-time and on-call employees, of which 117 were employed at our corporate, divisional and regional offices. The remainder is primarily engaged in providing our staffing and programs services to our Fitness and Health Management customers. Management believes our relationship with employees is good.
AVAILABLE INFORMATION
We file reports with the Securities and Exchange Commission, or as referred to herein as the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports from time to time. We are an electronic filer and the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy, information statements and other information filed electronically. The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may also obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we maintain at our website (www.hfit.com), and make available free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such information is filed electronically with the SEC. The information provided on our website is not a part of this report, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this report.
OUTLOOK AND TRENDS
Within our Health Management business segment, the high cost of employee health care and lost employee productivity has become a key concern for many corporations. According to published reports, annual health care costs are expected to continue to increase at double digit rates for the next several years due to a number of factors, including an aging workforce, unhealthy populations entering the workforce and obesity-related medical conditions due to poor nutrition and a lack of exercise. We believe that, as part of a broader strategy to reduce health care costs and lost productivity, many companies will be interested in addressing the health needs of employees, and their dependents and retirees, and will also desire to implement specific strategies to help “at-risk” individuals. We believe that we can provide the products, services, expertise and personnel to effectively meet this need.
Within our Fitness Management segment, recessionary pressures in recent years have negatively affected the corporate landscape, which has negatively affected the prices we offer to induce renewal of customer agreements, and to obtain new customers. Although we believe that price competition will not materially affect results of operations, we believe that price competition will continue for the foreseeable future. In addition, we have customers that operate in industries that are experiencing negative financial and competitive pressures. Specifically, in 2007 we experienced the termination of fitness management services at a large automotive company. Although we believe that the loss of this business will not materially affect our results of operations, additional large contract terminations from customers operating in a troubled industry may have a material adverse effect on our results of operation.
ITEM 1A. RISK FACTORS
The foregoing discussion in this Item 1 and the discussion contained in Item 7 of this Form 10-K contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations or beliefs concerning future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast” and similar words or expressions. Our forward-looking statements generally relate to growth strategies, demand for our services, financial results, marketing efforts, competitive conditions and cash requirements. Although it is not possible to foresee all of the factors that may cause actual results to differ from our forward-looking statements, such factors include, among others, the risk factors that follow. However, investors are cautioned that all forward-looking statements involve risks and uncertainties.
We may not be able to implement our growth strategy successfully. Our growth strategy is based on becoming the leading integrator of fitness and health management services for corporations and other large organizations. The key elements of our strategy are to pursue growth in our Health Management business segment, pursue new customers in our Fitness Management business segment, sell our Fitness Management customers on adopting the services we offer in our integrated Health Management model, and pursue strategic opportunities that provide operational and financial value. Our ability to implement each of these elements depends largely upon our ability to make strategic investments in our Health Management business segment to fund this growth, and the success of those investments. If we do not have sufficient resources to make the necessary investments, or do not successfully make these investments, our growth strategy will be adversely affected and we may not be able to increase our revenues or profitability. Similarly, if we are unable to implement any of the elements of our growth strategy, our growth may be adversely affected.
We may experience difficulty managing growth, including attracting qualified staff. We have experienced substantial growth during the past few years, both organically and by acquisition. Our ability to grow in the future will depend on a number of factors, including the ability to obtain new customers, expand existing customer relationships, develop additional fitness and health improvement programs and services and hire and train qualified staff. We may experience difficulty in attracting and retaining qualified staff in various markets to meet growth opportunities. Further, in order to attract qualified staff, we may be required to pay higher salaries and enhance benefits in more competitive markets, which may result in a material adverse effect on our results of operation and financial condition. Sustaining growth may require us to sell our services at lower prices to remain competitive, which may result in a material adverse effect on our results of operation and financial condition. There can be no assurance that we will be able to manage expanding operations effectively or that we will be able to maintain or accelerate our growth, and any failure to do so may result in a material adverse effect on our results of operation and financial condition.

We may not be able to successfully cross-sell our health management programs to our fitness management customers. A part of our growth strategy involves continuing and expanding our efforts to sell health management services to our fitness management customers. Our cross-selling efforts may not be successful since our experience indicates that some current customers have different internal departments involved with procuring fitness management services, on the one hand, and health management services, on the other hand. As a result, we may be required to establish new relationships with personnel within our customers, which will limit the potential benefit of established relationships we have developed. We may also be required to overcome different purchasing requirements and standards to the extent they vary within internal departments of our customers. We may experience similar difficulties in cross-selling all of our services to foreign operations of our domestic customers. If we experience significant limitations as a result of the foregoing circumstances, or any other circumstances, we may not be able to increase our revenues or profitability to the extent we anticipate.
The timing of new and lost staffing service contracts may not be indicative of trends in our business or of future quarterly financial results. We evaluate our business, in part, by reviewing trends in our financial performance. We believe an important indicator of our outlook is revenue to be derived from fitness and health management service contracts we secure with customers. Fitness and health management service contracts are often long-term contracts (i.e., 3 to 5 years), automatically renew on an annual basis and generally require 30 to 60 days notice to terminate in order to avoid the automatic renewal provision. Revenue from new contracts often is not recognized for a period of 90 to 180 days after proposal acceptance due to lead times necessary to execute a contract and hire staff to begin providing services. Since termination notice periods are considerably less than the time it takes to begin servicing new contracts, the revenue lost in a reporting period may significantly exceed the revenue gained from new contracts.
Because of these timing differences, management generally does not view changes in quarterly revenue, whether sequential or as compared to prior quarter changes, to be indicative of its outlook or trends in our business or to be reflective of revenue expected in succeeding quarters. Rather, management generally evaluates revenue trends in our fitness and health management services business based upon 12 to 18-month periods since we believe this helps to minimize the timing impact from new and terminated contracts. Management cautions investors not to place undue reliance upon fluctuations in quarterly revenue viewed in isolation from revenue information over longer periods of time (e.g., comparative trailing 12-month information), and to not view quarterly revenue as necessarily being indicative of our outlook or results to be expected in future quarters.
We are dependent on maintaining our relationships with third party partners to provide programs and services.  Our growth strategy depends in part upon continuous development and improvement of attractive and effective fitness and health management programs and services.  Our failure to anticipate trends or to successfully develop, improve or implement such programs or services may have a material adverse effect on our results of operation and financial condition. We currently contract with certain third party partners to provide a portion of such programs and services and anticipate that this will continue to be the case.  If any of such third party partners no longer makes these programs and services available to us, there is no assurance that we would be able to replace such third-party partner programs and services, and if we could not do so, our ability to pursue our growth strategies would be seriously compromised.
Failure to renew existing customer contracts could have a negative effect on our financial condition and results of operations. The majority of our contracts are with large corporations for the management of on-site fitness centers and corporate wellness programs. While the specific terms of such agreements vary, some contracts are subject to early termination by the corporate customer without cause. Although we have a history of consistent contract renewals, there can be no assurance that future renewals will be secured. The early termination or non-renewal of corporate contracts may have a material adverse effect on our results of operation and financial condition.
Our financial results are subject to discretionary spending of our customers. Our revenue, expenses and net income are subject to general economic conditions. A significant portion of our revenue is derived from companies who historically have reduced their expenditures for on-site fitness management services during economic downturns. Should the economy weaken, or experience more significant recessionary pressures, corporate customers may reduce or eliminate their expenditures for on-site fitness center management services, and prospective customers may not commit resources to such services. Also, should the size of a customer’s workforce be reduced, we may have to reduce the number of staff assigned to manage a customer’s fitness center. These factors may have a material adverse effect on our results of operation and financial condition.
We operate within a highly competitive market against formidable companies. We compete for new and existing corporate customers in a highly fragmented and competitive market. Management believes that our ability to compete successfully depends on a number of factors, including quality and depth of service, locational convenience and cost. The market for on-site fitness center management services is price-sensitive, and the health management market is dominated by competitors that are larger and have more resources and experience. From time to time, our competitors in either or both of the fitness management and health management markets may put us at a disadvantage by proposing a substantially lower price than us. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures faced by us will not have a material adverse effect on our results of operation and financial condition.
We have implemented, on a limited basis, a business model for managing corporate fitness centers on a cost-neutral or for-profit basis. We have, on a limited basis, implemented a model of managing corporate fitness centers on a cost-neutral or for-profit basis. In connection with this business model, we have complete responsibility to generate and account for all fitness center revenues, which are recognized as we provide services. From the revenue we recognize and collect, we pay for all expenses to operate the fitness center. We derive our management fee revenue from the profits of the fitness center. The application of this business model may require us to fund operating losses until enough memberships are sold, and other revenue sources are generated in order to achieve profitability. We believe it may be necessary to fund operating losses from this type of business model for up to twenty-four months before the fitness center achieves profitability. Currently, existing contracts representing this business model do not present a material risk or represent a material contribution to our results of operation. However, there is no assurance that the number and scope of such contracts will not become material in the future or that we will be able to manage such centers profitably or to fund losses for these centers until profitability is achieved.
Failure to identify acquisition opportunities may limit our growth. An important part of our growth has been the acquisition of complementary businesses. We may choose to continue this strategy in the future. Management’s identification of suitable acquisition candidates involves risks inherent in assessing the value, strengths, weaknesses, overall risks and profitability of acquisition candidates. Management may be unable to identify suitable acquisition candidates. If we do not make suitable acquisitions, we may find it more difficult to realize growth objectives and to enhance shareholder value.
Future acquisitions may be dilutive to shareholders, cause us to incur additional indebtedness and large one-time expenses or create intangible assets that could result in significant amortization expense. If we spend significant funds or incur additional debt, our ability to obtain necessary financing may decline and we may become more vulnerable to economic downturns and competitive pressures. Management cannot guarantee that we will be able to successfully complete any future acquisitions, that we will be able to finance acquisitions or that we will realize any anticipated benefits from completed acquisitions.
We may not realize the anticipated benefits of acquisitions we complete. On December 23, 2005, we acquired HealthCalc.Net, Inc. In the future, we may acquire other businesses. The process of integrating new businesses into our operations poses numerous risks, including:
•	an inability to assimilate acquired operations, information systems and technology platforms, and internal control systems and products;

•	diversion of management’s attention;

•	difficulties and uncertainties in transitioning business relationships from the acquired entity to us; and

•	the loss of key employees of acquired companies.
If we are unsuccessful in integrating other future acquisitions into our operations, we might not realize all of the anticipated benefits of such acquisitions. In such instances, our acquisitions might not be accretive to our earnings, the costs of such acquisitions may otherwise outweigh the benefits and the market price of our common stock might decline.
The loss of any of our key employees could have a material adverse effect on our performance and results of operations. Our success is highly dependent on the efforts, abilities and continued services of its executive officers, including Gregg Lehman, Ph.D., our President and Chief Executive Officer, Wesley Winnekins, our Chief Financial Officer, and other key employees. The loss of any of the executive officers or key employees may have a material adverse effect on our results of operation and financial condition. We also believe that our future success will depend on our ability to attract, motivate and retain highly-skilled corporate, regional and site-based personnel. Although historically we have been successful in retaining the services of our senior management, there can be no assurance that we will be able to do so in the future.
Our results of operations could be adversely impacted by litigation. Because of the nature of our business, we may be subject to claims and litigation alleging negligence or other grounds for liability arising from injuries or other harm alleged by our clients’ employees. We have occasionally been named a defendant in claims relating to accidents that occurred in the fitness centers we manage. There can be no assurance that additional claims will not be filed, and that our insurance will be adequate to cover liabilities resulting from any claim.
The indemnification provisions in our management agreements with customers may obligate us to pay claims that arise from our acts or omissions. A majority of our management agreements include a provision that obligates us to indemnify and hold harmless the customer and their employees, officers and directors from any and all claims, actions and/or suits (including attorneys’ fees) arising directly or indirectly from any act or omission of the Company or its employees, officers or directors in connection with the operation of our business. A majority of these management contracts also include a provision that obligates the customer to indemnify and hold us harmless against all liabilities arising out of the acts or omissions of the customer, their employees and agents. We can make no assurance that claims by our customers, or their employees, officers or directors, will not be made in the course of operating our business.
Our insurance policies may not provide adequate coverage. We maintain the following types of insurance policies: commercial general liability, professional liability, automobile liability, commercial property, employee dishonesty, employment practices, directors and officers liability, workers compensation and excess umbrella liability. The policies provide for a variety of coverages and are subject to various limitations, exclusions and deductibles. While we believe our insurance policies are sufficient in amount and coverage for our current operations, there can be no assurance that coverage will continue to be available in adequate amounts or at a reasonable cost, and there can be no assurance that the insurance proceeds, if any, will cover the full extent of loss resulting from any claims.
We could experience a potential depressive effect on the price of our common stock following the exercise and sale of existing convertible securities. At December 31, 2007, the Company had outstanding stock options and warrants to purchase an aggregate of 4,032,731 shares of common stock. The exercise of such outstanding stock options and warrants, and the sale of the common stock acquired thereby, may have a material adverse effect on the price of our common stock. In addition, the exercise of such outstanding stock options and warrants and sale of such shares of our common stock could occur at a time when we might otherwise be able to obtain additional equity capital on terms and conditions more favorable to us.

Our common stock is thinly traded, and subject to volatility. Our common stock is traded on the Over the Counter Bulletin Board. Investing in OTC securities is speculative and carries a high degree of risk. Many OTC securities are relatively illiquid, or “thinly traded,” which can enhance volatility in the share price and make it difficult for investors to buy or sell without dramatically affecting the quoted price or may be unable to sell a position at a later date. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of a share of our common stock. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.
Our share repurchase plan could affect our stock price and add volatility. On March 24, 2008, we announced that our Board of Directors authorized the repurchase of up to $2.5 million of the Company’s outstanding common stock. Any repurchases pursuant to this repurchase plan could affect our stock price and add volatility. The repurchase plan is at our discretion, and thus there can be no assurance that any repurchases will actually be made under the plan, nor is there any assurance that a sufficient number of shares of our common stock will be repurchased to satisfy any market expectations. Furthermore, there can be no assurance that any repurchases conducted under the plan will be made at the best possible price. The announcement and existence of the share repurchase plan could also cause our stock price to be higher than it would be in the absence of such a plan and could potentially reduce the market liquidity for our stock. Additionally, we are permitted to and could discontinue our share repurchase plan at any time and any such discontinuation could cause the market price of our stock to decline.
ITEM 1B. UNRESOLVED STAFF COMMENTS
     None.
ITEM 2. PROPERTIES
We lease approximately 28,000 square feet of commercial office space for our corporate headquarters in Bloomington, Minnesota, mostly under a lease that expires in December 2012. Our monthly base rent for this office space is approximately $31,000, plus taxes, insurance and other related operating costs. We also assumed a lease in connection with our 2005 acquisition of HealthCalc for approximately 8,200 square feet of office space in Dallas, Texas, which expires in December 2012. Our minimum monthly base rent for this space is approximately $14,000.
ITEM 3. LEGAL PROCEEDINGS
We are, from time to time, subject to claims and suits arising in the ordinary course of business. Such claims have, in the past, generally been covered by insurance. Management believes the resolution of other legal matters will not have a material effect on our financial condition or results of operation, although no assurance can be given with respect to the ultimate outcome of any such actions. Furthermore, there can be no assurance that our insurance will be adequate to cover all liabilities that may arise out of claims brought against us.
ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
     None.

EXECUTIVE OFFICERS OF THE REGISTRANT.
The information required by Item 10 relating to directors, our code of ethics, procedures for shareholder recommendations of director nominees, the audit committee and compliance with Section 16 of the Exchange Act is incorporated herein by reference to the sections entitled “Election of Directors”, “Corporate Governance” and “Section 16(a) Beneficial Ownership Reporting Compliance,” which appear in the Company’s definitive proxy statement for its 2008 Annual Meeting.
The names, ages and positions of our executive officers are as follows:

Name	Age	Position

Gregg O. Lehman, Ph.D.	60	President, Chief Executive Officer and Director
John E. Griffin	51	Chief Operations Officer
Wesley W. Winnekins	46	Chief Financial Officer and Treasurer
Jeanne C. Crawford	50	Chief Human Resources Officer and Secretary
David T. Hurt	42	Vice President Account Services-Fitness Management
Katherine M. Hamlin	41	Vice President Account Services-Health Management
Brian J. Gagne	45	Senior Vice President-Account Services
John F. Ellis	48	Chief Information Officer
James O. Reynolds, M.D.	60	Chief Medical Officer
Gregg O. Lehman, Ph.D. has been the President and Chief Executive Officer of the Company since January 1, 2007. From March 2006 through December 2006 Mr. Lehman served as Chairman, President and Chief Executive Officer of INSPIRIS Inc., a Nashville-based specialty care management company that provides care to frail Medicare Advantage members in long-term care facilities. From 2003 to 2006, Mr. Lehman was President and Chief Executive Officer of Gordian Health Solutions, Inc., a Nashville company dedicated to improving the health of employees and dependents for employers and health plans. From 1998 to 2003, Mr. Lehman served as President and Chief Executive Officer of the National Business Coalition on Health, a Washington D.C.-based movement of ninety employer-led coalitions seeking better quality and more cost-effective healthcare for employees. Mr. Lehman, who has a Ph.D. and an M.S. from Purdue University in Higher Education Administration, has been a director of the Company since September 22, 2006.
John E. Griffin has been the Company’s Chief Operations Officer since February 1, 2008. Mr. Griffin is responsible for overseeing the Company’s information technology, account services functions and operations, excluding sales and marketing, finance, human resources and research, development and outcomes. Mr. Griffin has served as President of The Meridian Group, a consulting company he founded that focused on health case financial forecasting, budgeting, strategic planning and operational management, since August 2006 and from September 1995 to April 2003. From July 2007 through January 31, 2008, the Company engaged Mr. Griffin as an operations consultant. From April 2003 to July 2006, Mr. Griffin served as Chief Operating Officer of Gordian Health Solutions, a Nashville-headquartered population health management organization. Mr. Griffin has also served as Chief Operating Officer of eClickMD, Inc. and Computer Sentry Software, Inc. Mr. Griffin holds a Doctor of Jurisprudence from the University of Tennessee College of Law and a Bachelor of Science in Business Administration with a major in accounting. He is a member of the Health Law Section of the Tennessee Bar Association.
Wesley W. Winnekins has been Chief Financial Officer and Treasurer of the Company since February 2001. Prior to joining the Company, Mr. Winnekins served as CFO (from January 2000 to February 2001) of University.com, Inc., a privately held provider of on line learning solutions for corporations. From June 1995 to April 1999 he served as CFO and vice president of operations for Reality Interactive, a publicly held developer of CD-ROMs and online training for the corporate market. From June 1993 to May 1995 he served as controller and director of operations for The Marsh, a Minneapolis-based health club, and was controller of the Greenwood Athletic Club in Denver from October 1987 to January 1989. From May 1985 to October 1987, he served in the audit practice at

Arthur Andersen. Mr. Winnekins received a Bachelor’s in Business Administration with a major in Accounting from Iowa State University. He has passed the CPA exam.
Jeanne C. Crawford has been the Company’s Chief Human Resources Officer (formerly titled Vice President — Human Resources) since July 1998 and Secretary of the Company since February 2001. From July 1996 through July 1998, Ms. Crawford served as a Human Resource consultant to the Company. From October 1991 through September 1993, Ms. Crawford served as Vice President of Human Resources for RehabClinics, Inc. a publicly held outpatient rehabilitation company. From May 1989 through October 1991, Ms. Crawford served as Director of Human Resources for Greater Atlantic Health Service, an HMO and physicians medical group. From 1979 through 1989, Ms. Crawford served in various human resources management positions in both the retail and publishing industries. Ms. Crawford graduated cum laude from Temple University with a bachelor’s degree in business administration, and is a member of the Society for Human Resources Management.
David T. Hurt has served as Vice President Account Services-Fitness Management, where he is responsible for the operation of accounts within the Company’s Fitness Management business segment, since April 2001. He directs the overall development and management of Corporate, Hospital, Community and University fitness center operations. Mr. Hurt has been active in the industry for more than 16 years. His experience in health and fitness management began in 1988 with the Valley Wellness Center in Harrisonburg, Virginia. In recent years, he has been involved in the successful development and management of several start-up fitness center projects ranging in size from 45,000 – 150,000 square feet. Mr. Hurt is a graduate of James Madison University, where he received a bachelor’s degree in sports management.
Katherine M. Hamlin was appointed as the Company’s Vice President Account Services-Health Management, in March 2005. In this role, she directs the implementation and management of the Company’s Health Management accounts. From December 2003 to March 2005, she served as the Company’s Vice President of Marketing. Previously, Ms. Hamlin spent 15 years with the Health & Fitness Division of Johnson & Johnson Health Care Systems Inc., a subsidiary of Johnson & Johnson, a business acquired by the Company. Ms. Hamlin was the Director of Marketing Services and National Sales leading business expansion in the United States and internationally, while exploring new markets. Ms. Hamlin serves on the board for International Council on Active Aging (ICAA). She is a member of the Alliance for Work Life Progress (AWLP), National Business Group on Health (NBGH), American Marketing Association (AMA) and Wellness Councils of America (WELCOA). Ms. Hamlin has a bachelor’s degree in business with an emphasis in exercise science and sports management from the University of Tennessee and a Master of Business Administration from East Tennessee State University. Additionally, Katherine has completed advanced studies in organizational theory from Pepperdine University.
Brian J. Gagne has served as the Company’s Senior Vice President-Account Services since January 2008 and served as National Vice President-Health Management from August 2006 to December 2007, and as Vice President of Programs and Partnerships from December 2003 to August 2006. In his current role, he oversees the Company’s Fitness and Health Management account services function. Mr. Gagne brings more than 16 years of health, fitness and wellness experience in the corporate, commercial and medical fitness markets. Mr. Gagne joined the Company after the acquisition of Johnson & Johnson Health Care Systems in December 2003. Prior to Health Fitness, he was the Director of Integrated Behavioral Solutions and was responsible for the strategic design and development of patient education programs and tools for the Johnson & Johnson Family of Companies. Mr. Gagne started his career in 1987 as an Exercise Physiologist at Gottlieb Health & Fitness Center (GHFC). Mr. Gagne has a master’s degree in exercise physiology and a bachelor’s degree in exercise science from the University of Illinois-Chicago.
John F. Ellis serves as the Company’s Chief Information Officer. Mr. Ellis is formerly a Founder and Chief Executive Officer of HealthCalc.Net, Inc., a company we acquired in December 2005. From January 1995 to August 1999, Mr. Ellis held a position of Senior Specialist with Perot Systems, an information technology consulting group. From November 1989 to January 1995, Mr. Ellis held a position of Vice President of Information Technology at People Karch International, a health and fitness software development services firm. Mr. Ellis holds a B.S. in Physical Education from The Citadel.

James O. Reynolds, M.D., has been the Company’s Chief Medical Officer since February 1, 2008. Dr. Reynolds has oversight of all clinical aspects of the Company’s programs and services and the Company’s Research, Development and Outcomes division. Dr. Reynolds served from October 2005 to January 2008 as Principal and Senior Healthcare Consultant for Mercer Human Resource Consulting, a global provider of consulting, outsourcing and investment services, where he served as a senior clinical consultant on Mercer’s Health and Productivity Management specialty practice. From September 2003 to October 2005, Dr. Reynolds served as Vice President and Medical Director, Integrated Care Solutions, for CorSolutions Medical, Inc., a provider of disease management and related services to employers, health plans and government-sponsored healthcare programs that was acquired by Matria Healthcare, Inc. in 2005. From January 2001 to September 2003, Dr. Reynolds served as Co-Founder, Chief Operating Officer and Executive Vice President of Health and Productivity Corporation of America, which was acquired by CorSolutions in 2003. Prior to these positions, Dr. Reynolds served in various positions in the healthcare industry, was in private practice as an internal medicine physician, and served as an Associate Professor of Medicine at the University of Missouri Hospital and Clinics. Dr. Reynolds has Bachelor’s of Science from Drury College, an M.D. degree from the University of Missouri and is board certified in internal medicine. He is an active member of the American College of Physicians, American Medical Association, and the American College of Environmental and Occupational Medicine.
PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
Trading of the Company’s common stock is conducted in the over-the-counter markets (often referred to as “pink sheets”) or on the OTC Bulletin Board under the symbol “HFIT.”
The following table sets forth, for the periods indicated, the range of low and high closing prices for the Company’s common stock as reported by the OTC Bulletin Board.

Fiscal Year 2007:	Low	High
Fourth quarter	$2.27	$3.20
Third quarter	2.80	3.20
Second quarter	2.42	3.16
First quarter	2.45	2.98

Fiscal Year 2006:	Low	High
Fourth quarter	$1.52	$2.65
Third quarter	1.48	1.90
Second quarter	1.78	2.40
First quarter	2.18	2.75
The trading volume for the Company’s common shares has historically been relatively limited and a consistently active trading market for our common stock may not occur on the OTC Bulletin Board or in the “pink sheets.”
On March 24, 2008, the published high and low sale prices for the Company’s common stock were $2.30 and $2.00 per share, respectively. On March 24, 2008, there were issued and outstanding 20,255,834 shares of common stock of the Company held by 609 shareholders of record (not including shares held in street name).

DIVIDENDS
We have never declared or paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. However, we have paid dividends to our preferred shareholders as disclosed herein, but we currently have no preferred stock outstanding. The Company presently expects to retain any earnings to finance the development and expansion of its business. The payment of dividends, if any, is subject to the discretion of the Board of Directors, and will depend on the Company’s earnings, financial condition, capital requirements and other relevant factors.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
For information on our equity compensation plans, refer to Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”
REPURCHASES
We did not engage in any repurchases of our Common Stock during the fourth quarter of 2007.
On March 24, 2008, we announced that our Board of Directors authorized the repurchase of up to $2.5 million of the Company’s outstanding common stock. Under the plan, the Company may repurchase shares on the open market in amounts and at times deemed appropriate by management and in accordance with Rule 10b-18 and other pertinent rules and regulations. Share repurchases will be funded by the Company’s available working capital. The timing and amount of any such repurchases under the plan will depend on share price, economic and market conditions and applicable corporate and regulatory requirements. The share repurchase plan is effective on April 1, 2008 and will continue for a period of six months, subject to the Company’s right to announce earlier termination or an extension of the plan. The Company’s insiders will be prohibited from trading in the company’s stock throughout the duration of the plan. The plan does not require the Company to repurchase a specific number of shares, and may be modified, suspended, or discontinued at any time.
SALES OF UNREGISTERED SECURITIES
There were no unregistered sales of the Company’s equity securities during the fourth quarter or year ended December 31, 2007 that were not previously disclosed on a Form 8-K.

ITEM 6.	SELECTED FINANCIAL DATA
The data given below as of and for each of the five years in the period ended December 31, 2007, has been derived from the Company’s Audited Consolidated Financial Statements. In order to understand the effect of accounting policies and material uncertainties that could affect our presentation of financial information, such data should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto included under Item 8 to this Form 10-K and in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operation included under Item 7 to this Form 10-K.

	Years Ended December 31,
	2007	2006	2005	2004	2003
STATEMENT OF OPERATIONS DATA (in thousands except per share amounts):

REVENUE	$69,958	$63,579	$54,942	$52,455	$31,479

NET EARNINGS	910	3,025	1,345	1,674	633

NET EARNINGS (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	910	1,352	1,204	1,588	(27)

NET EARNINGS PER COMMON SHARE:
Basic	$0.05	$0.07	$0.09	$0.13	$0.00
Diluted	$0.04	$0.03	$0.08	$0.10	$0.00

BALANCE SHEET DATA (in thousands):

TOTAL ASSETS	$35,962	$32,318	$27,585	$20,934	$19,808

LONG-TERM DEBT	—	—	—	$1,613	$4,350

SHAREHOLDERS’ EQUITY	$26,478	$23,798	$10,488	$11,484	$9,732

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing under Item 8. Some of the information contained in this discussion and analysis or set forth elsewhere in this annual report, including information with respect to our plans and strategy for our business and expected financial results, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” under Item 1A for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
BUSINESS DESCRIPTION
As a leading provider of population health improvement services and programs to corporations, hospitals, communities and universities located in the United States and Canada, we currently manage 231 corporate fitness center sites, 170 corporate health management sites and 97 unstaffed health management programs.
We provide staffing services as well as a comprehensive menu of programs, products and consulting services within our Health Management and Fitness Management business segments. Our broad suite of services enables our clients’ employees to live healthier lives, and our clients to control rising healthcare costs, through participation in our assessment, education, coaching, physical activity, weight management and wellness program services, which can be offered as follows: (i) through on-site fitness centers we manage; (ii) remotely via the web; and (iii) through telephonic health coaching.
In December 2005, we acquired all of the capital stock of HealthCalc.Net, Inc. (“HealthCalc”), a leading provider of web-based fitness, health management and wellness programs to corporations, health care organizations, physicians and athletic/fitness centers. We spent most of 2006 integrating HealthCalc’s capabilities into the service offerings we provide in our two business segments. The discussion of HealthCalc’s financial contribution to our results of operation for 2006, compared to 2005, is limited to HealthCalc’s 2006 contribution to our revenue and expense growth. In 2006, the revenue and gross profit derived from HealthCalc’s customers was classified as Health Management segment activity, as the revenue and gross profit derived from Fitness Management segment customers of HealthCalc was immaterial.
CRITICAL ACCOUNTING POLICIES
The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an ongoing basis, management evaluates its estimates and judgments. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Management bases its estimates and judgments on historical experience, observation of trends in the industry, information provided by customers and other outside sources and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Our significant accounting policies are described in Note 1 of the Consolidated Financial Statements. Critical accounting policies are those that we believe are both important to the portrayal of our financial condition and results and are based on estimates that are reasonably likely to change or require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of our consolidated financial statements:
Segment Reporting – Effective with the fourth quarter of 2006, we made a decision to move to segment reporting based upon (i) the evolution of our Health Management segment, and management’s belief that the future growth of our Company may depend on our Health Management segment; (ii) management’s belief that total revenue and gross profit from our Health Management segment may outpace the total revenue and gross profit from our legacy Fitness Management segment; (iii) management has invested significant resources to hire additional service and account management staff to handle the growth we have experienced, and expect to experience in the future; (iv) management has invested, and expects to continue investing resources to enhance the functionality of our web-based software system to appeal to a wider range of current and new customers for both of our operating segments, and (v) on a monthly, quarterly and annual basis, we manage the performance of our business by reviewing internally-generated financial reports that detail revenue and gross profit results for each segment. As a result of these factors, we follow FASB Statement No. 131, Disclosure about Segments of an Enterprise and Related Information (“SFAS 131”), for the two segments of our business: Fitness Management and Health Management. We do not believe that our decision to follow FASB Statement No. 131 will impact the presentation of our financial information or the ability to compare our financial results to prior periods.
Revenue Recognition – Revenue is recognized at the time the service is provided to the customer. For annual contracts, monthly amounts are recognized ratably over the term of the contract. Certain services provided to the customer may vary on a periodic basis. The revenues relating to these services are estimated in the month that the service is performed. Amounts received from, or billed to customers in advance of providing services are treated as deferred revenue and recognized when the services are provided. We have contracts with third-parties to provide ancillary services in connection with their fitness and wellness management services and programs. Under such arrangements, the third-parties invoice and receive payments from us based on transactions with the ultimate customer. We do not recognize revenues related to such transactions as the ultimate customer assumes the risk and rewards of the contract and the amounts billed to the customer are either at cost or with a fixed markup.
Trade and Other Accounts Receivable – Trade and other accounts receivable represent amounts due from companies and individuals for services and products. We grant credit to customers in the ordinary course of business. We generally do not require collateral or any other security to support amounts due. Management performs ongoing credit evaluations of customers. We maintain allowances for potential credit losses which, when realized, have been within management’s expectations. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers and their geographic dispersion.
Inventories – Inventories, which consist primarily of health management resource materials and supplies used in our biometric screenings services, are stated at the lower of cost or market. Cost is determined using average cost, which approximates the first-in, first-out method.
Goodwill – Goodwill represents the excess of the purchase price and related costs over the fair value of net assets of businesses acquired. The carrying value of goodwill is not amortized, but is tested for impairment on an annual basis or when factors indicating impairment are present. We elected to complete the annual impairment test of goodwill on December 31 of each year and determined that our goodwill relates to two reporting units for purposes of impairment testing.
In connection with goodwill impairment testing as of December 31, 2006, and consistent with the guidance provided in paragraphs 34 and 35 of SFAS 142, Accounting for Goodwill, we allocated our total goodwill of $14,546,250 to our Fitness and Health Management business segments based upon the ratio of the estimated market value for each segment to the total estimated market value for the entire company. In connection with this allocation, 24.4%, or $3,549,285 of our total goodwill was allocated to our Fitness Management segment, and 75.6%, or $10,996,965 was allocated to our Health Management segment. This allocation of goodwill to each segment will be the base amount that is subject to write-down should we determine that impairment exists in future years.
Stock-Based Compensation – We maintain a stock option plan for the benefit of certain eligible employees and directors of the Company. Commencing January 1, 2006, we adopted Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (“SFAS 123R”), using the modified prospective method of adoption, which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on their fair values over the requisite service period. The compensation cost we record for these awards is based on their fair value on the date of grant. The Company continues to use the Black Scholes option-pricing model as its method for valuing stock options. The key assumptions for this valuation method include the expected term of the option, stock price volatility, risk-free interest rate and dividend yield. Many of these assumptions are judgmental and highly sensitive in the determination of compensation expense. Further information on our share-based payments can be found in Note 8 in the Notes to the Consolidated Financial Statements under Item 8 in this Form 10-K.
Valuation of Derivative Instruments – In accordance with the interpretive guidance in EITF Issue No. 05-4, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, we originally valued warrants we issued in November 2005 in our financing transaction as a derivative liability. We had to make certain periodic assumptions and estimates to value the derivative liability. Factors affecting the amount of this liability included changes in our stock price, the computed volatility of our stock price and other assumptions. The change in value is reflected in our statements of operations as non-cash income or expense. Further information regarding our warrant valuation can be found in the section titled “Liquidity and Capital Resources” and in our Note 2 to the Consolidated Financial Statements under Item 8 in this Form 10-K.

Software Development Costs - We expense all costs of software development that we incur to establish technological feasibility of an enhancement, including activities related to initial planning, functionality design, health content sourcing and organization, technical performance requirements and assessing integration issues with the overall software system. Accordingly, software development costs incurred subsequent to the determination of technological feasibility are capitalized. Capitalization of costs ceases and amortization of capitalized software development costs commences when the products are available for general release. We amortize our capitalized software development costs using the straight-line method over the estimated economic life of the product, which is generally three to five years.
Capitalized software development costs are stated at the lower of amortized cost or net realizable value. Recoverability of these capitalized costs is determined by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues.
Income Taxes – The Company records income taxes in accordance with the liability method of accounting. Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities and federal operating loss carryforwards. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment. Tax benefits are recognized when management believes the benefit is more likely than not to be sustained upon review from the relevant authorities. If the Company were to record a liability for unrecognized tax benefits, interest and penalties would be recorded as a component of income tax expense. We do not record a tax liability or benefit in connection with the change in fair value of certain of our warrants. Income taxes are calculated based on management’s estimate of the Company’s effective tax rate, which takes into consideration a federal tax rate of 34% and an effective state tax rate of approximately 7%. This normal effective tax rate of 41% is less than the tax rate resulting from income tax expense we recognized during the year ended December 31, 2007 due to the tax rate effects of compensation expense for incentive stock options.
RESULTS OF OPERATIONS
Years Ended December 31, 2007 and 2006
Revenue. Revenue increased $6,379,000 or 10.0%, to $69,958,000 for 2007, from $63,579,000 for 2006.
Of this growth in revenue, our Fitness Management segment grew $182,000, which includes growth of $77,000 from staffing services and $105,000 from program and consulting services. The growth in staffing revenue is due to revenue from new 2007 contracts slightly outpacing revenue losses from terminated contracts. The revenue growth for program and consulting services is primarily due to higher biometric screening and flu shot services at our fitness center sites.
Our Health Management segment contributed total growth of $6,197,000, which includes growth of $2,150,000 from staffing services and growth of $4,047,000 from program and consulting services. Overall, the growth in staffing revenue is attributable to new customers and the expansion of sales to existing customers. The increase in program and consulting services, compared to last year, was primarily driven by an increase in biometric screening services, health coaching services, flu shots and eHealth platform sales and customizations.
During the fourth quarter, we obtained six new customer commitments in our Health Management segment that may realize incremental annualized revenue of approximately $1.3 million. In our Fitness Management segment, we obtained one new customer commitment that may realize incremental annualized revenue of approximately $0.2 million. The $1.5 million total for potential new, incremental annualized revenue is offset by a potential annualized revenue loss of $2.1 million from fitness ($1.8 million) and health ($0.3 million) management contract cancellations.
For 2007, we obtained 33 new customer commitments in our Health Management segment that may realize incremental annualized revenue of approximately $8.4 million, which includes approximately $0.7 million of potential annualized revenue from two existing fitness management customers. In our Fitness Management segment, we obtained six new customer commitments, and received a commitment to expand our management services for an existing customer, all of which may realize incremental annualized revenue of approximately $2.9 million. The $11.3 million combined total for this potential incremental annualized revenue will be offset by a potential annualized revenue loss of $5.4 million, of which $5.1 million and $0.3 million is related to fitness and health managements contract terminations, respectively. Approximately $0.7 million of these contract cancellations is due to our decision to not renew an underperforming fitness management contract.
Gross Profit. Gross profit increased $2,010,000, or 11.4%, to $19,641,000 for 2007, from $17,631,000 for 2006.
Of this increase in gross profit, our Fitness Management segment declined $193,000, which includes a decline of $219,000 from staffing services and a slight increase of $26,000 from program and consulting services. This decline in gross profit is primarily due to the gross profit loss attributable to 2007 staffing contract cancellations, which had more favorable pricing than the new staffing contracts we secured during 2007.
Our Health Management segment contributed gross profit growth of $2,203,000, which includes growth of $574,000 from staffing services and growth of $1,629,000 from program and consulting services. This growth in gross profit is primarily due to the 29.1% health management revenue growth we experienced during 2007.
Total gross margin increased to 28.1%, from 27.7% for the same period last year. Gross margin for our Health Management segment remained at 35.8% for 2007. This result is due to a gross margin increase for staffing services, which grew to 25.1%, from 24.9% last year, and a gross margin decrease for programs and consulting services, which fell to 50.1%, from 55.3% last year. The gross margin decrease for programs and consulting services is primarily due to a higher level of unproductive staff time for biometric screening and health coaching services during the fourth quarter. Also contributing to this gross margin decline were flu shots we delivered during the fourth quarter, which contributed approximately $850,000 in revenue and no gross margin.
Gross margin for our Fitness Management segment fell to 23.1%, from 23.7% for 2006. This result is primarily due to a gross margin decrease for staffing services, which fell to 21.7%, from 22.3%. This decline is primarily due to a $300,000 workers compensation premium refund we received in the third quarter of 2006, lower pricing for our new 2007 contracts, and gross margin loss due to the cancellation of a large automotive contract effective March 31, 2007. We also experienced a gross margin decline for programs and consulting services, which fell to 43.1%, from 43.9%. This margin decrease is primarily due to lower participant fees for screening and flu shot services we provided during the fourth quarter to various fitness center management customers.
Operating Expenses and Operating Income. Operating expenses increased $3,827,000 or 27.4%, to $17,781,000 for 2007, from $13,954,000 for 2006.
This increase is due to a $2,225,000, or 26.0% increase in salaries, and a $1,800,000, or 35.7% increase in other selling, general and administrative expenses. These increases are primarily due to planned investments in additional staff and other operating expenses within certain operating units, including Research, Development and Outcomes, Marketing, Technology and Account Services. These expense increases were partially offset by a $198,000 decrease in amortization expense related to intangibles acquired in a prior acquisition.
Operating margin declined to 2.7% for 2007, from 5.8% for 2006. This decrease is primarily due to planned investments we made to strengthen our health management service capabilities to support our future growth plans.

Other Income and Expense. Interest expense increased $28,000 to $36,000 for 2007, from $8,000 for 2006. This increase was due to the use of our credit line to temporarily fund working capital needs during 2007.
The change in fair value of warrants was $0 for 2007, compared to $841,000 for 2006. This decrease is due to elimination of liability accounting, in the second quarter of 2006, for the warrants we issued to investors in connection with our 2005 PIPE financing. Refer to “Critical Accounting Policies”, Valuation of Derivative Instruments, and the section titled “Liquidity and Capital Resources” contained under this Item 7 for further discussion of the accounting for this equity transaction.
Income Taxes. Income tax expense decreased $589,000 to $906,000 for 2007, from $1,495,000 for 2006. The decrease is primarily due to lower operating income in 2007 compared to 2006. Included in income tax expense for 2007 is an additional $99,400 of expense resulting from a change in estimated 2006 income taxes payable.
Our effective tax rate, which excludes the additional tax expense attributable to a change in estimated 2006 income tax payable, was 44.4% of earnings before income taxes for 2007, compared to 40.6% for 2006, which excludes from earnings before income taxes the $841,215 gain related to a change in fair value of warrants (see Note 2). Compared to our normal effective tax rate of 41%, our current effective tax rate is higher due primarily to the non-deductibility of compensation expense for incentive stock options, which added approximately 4.0% to our effective tax rate for 2007.
Dividend and Deemed Dividend to Preferred Shareholders. There was no dividend or deemed dividend to preferred shareholders for 2007, compared to a dividend and deemed dividend to preferred shareholders of $96,000 and $1,576,000, respectively, for 2006. This decrease is attributable to the conversion of our Series B Convertible Preferred Stock to common stock on March 10, 2006. We do not expect to reduce earnings applicable to common shareholders for dividends and deemed dividends to preferred shareholders in the upcoming year, since we no longer have any preferred stock outstanding.
Net Earnings Applicable to Common Shareholders. As a result of the above, net earnings applicable to common shareholders decreased $442,000 to $910,000 for 2007, from $1,352,000 for 2006. This decrease is attributed to the operational investments we made during 2007 to strengthen our health management service capabilities.
Years Ended December 31, 2006 and 2005
Revenue. Revenue increased $8,636,000 or 15.7%, to $63,578,000 for 2006, from $54,942,000 for 2005.
Of this growth in revenue, our Fitness Management segment contributed total growth of $1,626,000, which includes growth of $1,444,000 from Fitness Management staffing services and growth of $182,000 from Fitness Management program services.
Our Health Management segment contributed total growth of $7,010,000, which includes $1,870,000 attributable to HealthCalc, growth of $1,401,000 from Health Management staffing services and growth of $3,739,000 from Health Management program services.
During 2006, we added a total of $8.2 million of potential annualized revenue from new contracts, and increases to existing contracts, in our Health Management business segment. We also added a total of $3.8 million of potential annualized revenue from new contracts, and increases to existing contracts, in our Fitness Management business segment. The combined total for this potential annualized revenue is offset by a potential annualized revenue loss of $2.1 million from 2006 contract cancellations.
Gross Profit. Gross profit increased $3,813,000, or 27.6%, to $17,630,000 for 2006, from $13,817,000 for 2005.

Of this increase in gross profit, our Fitness Management segment contributed a total of $409,000, which includes growth of $90,000 from Fitness Management staffing services and growth of $319,000 from Fitness Management program services.
Our Health Management segment contributed total gross profit growth of $3,404,000, which includes $1,277,000 attributable to HealthCalc, a gross profit loss of $99,000 from Health Management staffing services and growth of $2,226,000 from Health Management program services. The decrease in gross profit for Health Management staffing services is due to pricing incentives to renew existing contracts, and the addition of new contracts with less favorable pricing than our existing contracts.
As a percent of revenue, gross profit increased to 27.7%, from 25.1% for the same period last year. This increase is predominantly driven by the increase in gross profit for our Health Management programs revenue, which increased to 55.3% for 2006, from 35.8% for 2005. Gross profit for the years ended December 31, 2006 and 2005 includes a $313,000 and $225,000 benefit, respectively, related to a refund of workers compensation premiums for our 2005 and 2004 plan years. Excluding the effect of these premium refunds, gross profit as a percent of revenue would be 27.2% and 24.7% for the years ended December 31, 2006 and 2005, respectively.
Operating Expenses and Operating Income. Operating expenses increased $3,651,000 or 35.4%, to $13,954,000 for 2006, from $10,303,000 for 2005. This increase is attributable to a $2,776,000 increase in salaries and a $1,328,000 increase in other operating expenses. Of the increase in salaries, $338,000 is attributable to staff additions we made to improve our fitness and health management contract management, $373,000 is attributable to stock-based compensation, $1,268,000 is attributable to new staff from our acquisition of HealthCalc and $797,000 is attributable to staff added in our general corporate areas.
Of the increase in other operating expenses, $229,000 is attributable to higher travel and office expenses for our contract management staff, $312,000 is attributable to HealthCalc and $787,000 is attributable to higher contract services, legal fees and general office costs for our corporate office. These expense increases were offset by a $453,000 decrease in amortization expense related to past acquisitions.
As a result of the previously discussed changes in gross profit and operating expenses, operating income increased $162,000, or 4.6%, to $3,676,000 for 2006, from $3,514,000 for 2005.
Other Income and Expense. Interest expense decreased $18,000 to $8,000 for 2006, from $26,000 for 2005. This decrease is attributable to lower charges related to the amortization of previously incurred debt issuance costs.
The change in fair value of warrants to a non-cash gain of $841,000 in 2006, from a non-cash loss of $634,000 for 2005, is attributable to a decrease in our stock price from 2005 to 2006. These non-cash amounts are related to 1,530,000 warrants we issued in connection with the sale of $10.2 million of our Series B Convertible Preferred Stock in November 2005. Refer to “Critical Accounting Policies”, Valuation of Derivative Instruments, and the section titled “Liquidity and Capital Resources” contained under this Item 7 for further discussion of the accounting for this equity transaction.
Income Taxes. Current income tax expense decreased $24,000 to $1,495,000 for 2006, from $1,519,000 for 2005. The decrease is primarily due to a 57.8% increase in earnings before income taxes, adjusted for changes in permanent and temporary timing differences between book and tax balances for stock option expense, change in fair value of warrants, depreciation and amortization, prepaid expenses and vacation accruals.
In 2006, we paid cash taxes of $1,503,000, compared to $672,000 for 2005. This increase is attributable to the full utilization of our operating loss carryforwards.
Our effective tax rate decreased to 33.1% for 2006, compared to 53.0% for 2005. This decrease is primarily attributable to the change in fair value of warrants between 2005 and 2006, and tax planning we finished in early 2006 to consolidate our state tax reporting obligations.

Net Earnings. As a result of the above, net earnings for 2006 increased $1,680,000 to $3,025,000, compared to net earnings of $1,345,000 for 2005.
Dividend and Deemed Dividend to Preferred Shareholders. Dividend to preferred shareholders decreased $45,000 to $96,000, compared to $141,000 for 2005. Deemed dividends to preferred shareholders increased to $1,576,000, from $0 for 2005. This decrease in dividends and the increase in deemed dividends to preferred shareholders is attributable to the conversion of our Series B Convertible Preferred Stock to common stock on March 10, 2006.
LIQUIDITY AND CAPITAL RESOURCES
Our working capital increased $2,669,000 to $8,460,000 for 2007, from $5,791,000 for 2006. This increase is largely attributable to increases in cash, accounts receivable, inventory and a decrease in accrued acquisition earnout, which were offset by an increase in accounts payable and accrued expenses.
In addition to cash flows generated from operating activities, our other primary source of liquidity and working capital is provided by a $7,500,000 Credit Agreement with Wells Fargo Bank, N.A. (the “Wells Loan”). At our option, the Wells Loan bears interest at prime, or the one-month LIBOR plus a margin of 2.25% to 2.75% based upon our Senior Leverage Ratio (effective rate of 7.25% and 8.25% at December 31, 2007 and 2006, respectively). The availability of the Wells Loan decreases $250,000 on the last day of each calendar quarter, beginning September 30, 2003, and matures on June 30, 2009, as amended. Working capital advances from the Wells Loan are based upon a percentage of our eligible accounts receivable, less any amounts previously drawn. The facility provided maximum borrowing capacity of $3,250,000 and $4,000,000 at December 31, 2007 and 2006, respectively, and no debt was outstanding on those dates. All borrowings are collateralized by substantially all of our assets. At December 31, 2007, we were not in compliance with a financial covenant. Wells Fargo was made aware of this noncompliance and has agreed to waive its default rights with respect to this breach. Wells Fargo has also agreed to continue making capital advances available to us as new loan covenants are negotiated. This noncompliance had no impact on our liquidity, capital resources or results of operations.
On November 14, 2005 (the “Effective Date”), in a Private Investment in Public Equity transaction (the “PIPE Transaction”), we issued an aggregate of 1,000 shares of Series B Convertible Preferred Stock (the “Series B Stock”), together with warrants to purchase 1,530,000 shares of common stock at $2.40 per share, to a limited number of accredited investors for aggregate gross proceeds of $10.2 million. After selling commissions and expenses, we received net proceeds of approximately $9.4 million. The Series B Stock automatically converted into 5,100,000 shares of our common stock on March 10, 2006, the date the Securities and Exchange Commission (the “SEC”) first declared effective a registration statement covering these shares. On the date of this conversion, we recorded a $1,576,454 deemed dividend to preferred shareholders by recording a reduction to net earnings applicable to common shareholders in the consolidated statement of operations for the quarter ended March 31, 2006, with a corresponding increase being recorded to additional paid in capital in the consolidated balance sheet as of March 31, 2006. We used the proceeds from this PIPE Transaction to redeem our Series A Convertible Preferred Stock and to fund the acquisition of HealthCalc.Net, Inc.
In accordance with the terms of the PIPE Transaction, we were required to file with the SEC, within sixty (60) days from the Effective Date, a registration statement covering the common shares issued and issuable in the PIPE Transaction. We were also required to cause the registration statement to be declared effective on or before the expiration of one hundred twenty (120) days from the Effective Date. We would have been subject to liquidated damages of one percent (1%) per month of the aggregate gross proceeds ($10,200,000), if we failed to meet these date requirements. On March 10, 2006, the SEC declared effective our registration statement and, as a result, we did not pay any liquidated damages for failure to meet the filing and effectiveness date requirements. We could nevertheless be subject to the foregoing liquidated damages if we fail (subject to certain permitted circumstances) to maintain the effectiveness of the registration statement. On June 15, 2006, we entered into an agreement with the accredited investors to amend the Registration Rights Agreement to cap the amount of liquidated damages we could pay at 9% of the aggregate purchase price paid by each accredited investor.
The warrants, which were issued together with the Series B Stock, have a term of five years, and give the investors the option to require us to repurchase the warrants for a purchase price, payable in cash within five (5) business days after such request, equal to the Black Scholes value of any unexercised warrant shares, only if, while the warrants are outstanding, any of the following change in control transactions occur: (i) we effect any merger or consolidation, (ii) we effect any sale of all or substantially all of our assets, (iii) any tender offer or exchange offer is completed whereby holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) we effect any reclassification of our common stock whereby it is effectively converted into or exchanged for other securities, cash or property. On June 15, 2006, we entered into an agreement with the accredited investors to amend the Warrant Agreement to give us the ability to repurchase the warrants, in the case of a change in control transaction, using shares of stock, securities or assets, including cash.
Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), the fair value of the warrants issued under the PIPE Transaction were previously reported as a liability due to the requirement to net-cash settle the transaction. There are two reasons for this treatment: (i) there are liquidated damages, payable in cash, of 1% of the gross proceeds per month ($102,000) should we fail to maintain effectiveness of the registration statement in accordance with the PIPE Transaction; and (ii) our investors may put their warrants back to us for cash if we initiate a change in control that meets the definition previously discussed. As a result of the amendments we structured with the accredited investors on June 15, 2006, we were allowed to account for the warrants as equity. As a result of this accounting change, we made a final valuation of our warrant liability on June 15, 2006, which resulted in non-cash income of $406,694 for our second quarter in 2006, and the remaining warrant liability of $1,369,674 was reclassified to additional paid in capital. We are no longer required to revalue these warrants on a prospective basis.
On March 24, 2008, we announced that our Board of Directors authorized the repurchase of up to $2.5 million of the Company’s outstanding common stock. Under the plan, the Company may repurchase shares on the open market in amounts and at times deemed appropriate by management and in accordance with Rule 10b-18 and other securities and other rules and regulations. Share repurchases will be funded by the Company’s available working capital. The timing and amount of any such repurchases under the plan will depend on share price, economic and market conditions and applicable corporate and regulatory requirements. The share repurchase plan is effective on April 1, 2008 and will continue for a period of six months, subject to the Company’s right to announce earlier termination or an extension of the plan. The plan does not require the Company to repurchase a specific number of shares, and may be modified, suspended, or discontinued at any time.
On a short and long-term basis, we believe that sources of capital to meet our obligations will be provided by cash generated through operations and the Wells Loan. We also believe that our current and available resources will enable us to finance our working capital needs without having to raise additional capital.

The following table represents the Company’s contractual obligations at December 31, 2007:

		Less Than	Payments Due By Period		More Than
	Total	1 Year	1 to 3 Years	3 to 5 Years	5 Years
Long-term debt obligations	$—	$—	$—	$—	$—
Operating lease obligations	$3,064,000	$651,000	$1,205,000	$1,208,000	$—
Inflation
We do not believe that inflation has significantly impacted our results of operations in any of the last three completed fiscal years.
Off-balance Sheet Arrangements
As of December 31, 2007, the Company had no off-balance sheet arrangements or transactions with unconsolidated, limited purpose entities. Refer to the footnotes to the Company’s Consolidated Financial Statements contained herein for disclosure related to the Company’s “Commitments and Contingencies.”
Private Securities Litigation Reform Act
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Such “forward-looking” information is included in this Form 10-K, including this Item 7, as well as in other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company).
Forward-looking statements include all statements based on future expectations and specifically include, among other things, statements relating to management’s belief that the future growth of our Company may depend on our Health Management segment, management’s belief that total revenue and gross profit from our Health Management segment may outpace the total revenue and gross profit from our legacy Fitness Management segment, management’s expectation that it will continue to invest resources to enhance the functionality of our web-based software system, our belief that we can enhance our position as the leading integrator of fitness and health management services for corporations and other large organizations, our belief that the market for population health management programs will continue to grow, our believe that we can continue to add new customers and sell additional fitness services to our current customers, our intent to invest in the Health Management business segment commensurate with the addition of new business, our belief that we are well positioned to compete in the fitness management services industry, our belief that we can build a sustainable competitive advantage in order to compete for new business opportunities against larger competitors in the health management services industry, our belief that many companies will be interested in addressing the health needs of employees and their dependents and retirees and that we can provide the products, services, expertise and personnel to effectively meet this need, our belief that price competition and the loss of a fitness management services contract with a large automotive company will not materially affect results of operations, our belief that sources of capital to meet our obligations will be provided by cash generated through operations and the Wells Loan, and our belief that our current and available resources will enable us to finance our working capital needs without having to raise additional capital, as well as statements regarding increasing revenue, improving margins, marketing efforts, competitive conditions, the effect of price competition and changes to the economy, the sufficiency of our liquidity and capital resources, and our share repurchase plan. In addition, the estimated annualized revenue value of our new and lost contracts is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and contract duration, in addition to other revenue we may lose in the future due to contract termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, our inability to deliver the health management services demanded by major corporations and other clients, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments and implement strategies successfully, continued delays in obtaining new commitments and implementing services, and those matters identified and discussed in Item 1A of this Form 10-K under “Risk Factors.”
RECENTLY PASSED LEGISLATION
Sarbanes-Oxley. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, referred to herein as the Act, which immediately impacts Securities and Exchange Commission registrants, public accounting firms, lawyers and securities analysts.  This legislation is the most comprehensive securities legislation since the passage of the Securities Acts of 1933 and 1934.  It has far reaching effects on the standards of integrity for corporate management, board of directors, and executive management.  We do not expect any material adverse effect on our business as a result of the passage of this legislation. We were in compliance with the Act as of December 31, 2007.
Refer to management’s certifications contained elsewhere in this report regarding our compliance with Sections 302 and 906 of the Act.
HIPAA. The Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, referred to herein as HIPAA, require group health plans and health care providers who conduct certain administrative and financial transactions electronically, referred to herein as Standard Transactions, to (a) comply with a certain data format and coding standards when conducting electronic transactions; (b) use appropriate technologies to protect the security and integrity of individually identifiable health information transmitted or maintained in an electronic format; and (c) protect the privacy of patient health information. Our occupational health, health risk assessment and health coaching services, in addition to the group health plan we sponsor for our employees, are subject to HIPAA’s requirements. We are in compliance with HIPAA requirements for our affected business segments. Our corporate, hospital, community and university-based fitness center management lines of business are not subject to the requirements of HIPAA.
RECENT ACCOUNTING PRONOUNCEMENTS
We adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Previously, we had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, we applied Interpretation 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of Interpretation 48, we recognized no liability for unrecognized tax benefits, which would have been accounted for as a reduction to the January 1, 2007, balance of retained earnings.

We are subject to income taxes in the U.S. federal jurisdiction, various state, and Canadian jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. We completed US Federal (IRS) tax examinations for the 2005 tax year during the past year. With few exceptions, we are no longer subject to US Federal or state and local tax examinations by tax authorities for years before 2004. We have recorded no liability for unrecognized tax benefits during the year. If we were to record a liability for unrecognized tax benefits, interest and penalties would be recorded as a component of income tax expense.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”), which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. However, on December 14, 2007, the FASB issued proposed FSP FAS 157-b, which would delay the effective date of SFAS 157 for all non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This proposed FSP partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. Effective for 2008, we will adopt SFAS 157 except as it applies to those non-financial assets and non-financial liabilities as noted in proposal FSP FAS 157-b. The partial adoption of SFAS 157 will not have a material impact on our consolidated financial position, results of operation or cash flows.   In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2008. We do not believe that the adoption of SFAS 159 will have a material effect on our financial position or results of operation.
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, IPR&D and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008 (our 2009 fiscal year). This statement will impact us if we complete an acquisition after the effective date.
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008 (our 2009 fiscal year). We do not believe the adoption of SFAS 160 will have a material effect on our consolidated financial statements.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We have no history of, nor do we anticipate in the future, investing in derivative financial instruments, derivative commodity instruments or other such financial instruments. We invoice our Canadian customers in their local currency, and such transactions are considered immaterial in relation to our total billings. As a result, the exposure to foreign currency fluctuations and other market risks is not material.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The Consolidated Balance Sheets of the Company as of December 31, 2007 and 2006, and the related Consolidated Statements of Operations, Stockholders’ Equity, and Cash Flows for each of the three years in the period ended December 31, 2007, and the notes thereto have been audited by Grant Thornton LLP, independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Health Fitness Corporation
Minneapolis, Minnesota
      We have audited the accompanying consolidated balance sheets of Health Fitness Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15 (a)(2). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Fitness Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
      As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payments to adopt Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments.
/s/ Grant Thornton LLP
Minneapolis, Minnesota
March 24, 2008

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS

CURRENT ASSETS
Cash	$1,946,028	$987,465
Trade and other accounts receivable, less allowances of $243,300 and $283,100	14,686,879	12,404,856
Inventory	569,458	326,065
Prepaid expenses and other	226,891	375,824
Deferred tax assets	406,367	217,476

Total current assets	17,835,623	14,311,686

PROPERTY AND EQUIPMENT, net	1,400,570	767,675

OTHER ASSETS
Goodwill	14,546,250	14,509,469
Software technology, less accumulated amortization of $795,100 and $370,200	1,734,920	1,658,575
Trademark, less accumulated amortization of $345,500 and $246,300	147,561	246,809
Other intangible assets, less accumulated amortization of $241,700 and $166,500	287,334	362,528
Deferred tax assets	—	437,010
Other	9,807	24,597

	$35,962,065	$32,318,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$2,121,154	$1,811,939
Accrued salaries, wages, and payroll taxes	4,011,580	3,249,424
Accrued acquisition earnout	—	1,475,000
Other accrued liabilities	1,187,045	120,044
Accrued self funded insurance	333,724	201,053
Deferred revenue	1,722,254	1,663,121

Total current liabilities	9,375,757	8,520,581

DEFERRED TAX LIABILITY	108,623	—

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 50,000,000 shares authorized; 19,928,590 and 19,220,217 shares issued and outstanding at December 31, 2007 and 2006	199,285	192,202
Additional paid-in capital	29,350,211	27,565,901
Accumulated comprehensive income from foreign currency translation	(56,413)	(35,186)
Accumulated deficit	(3,015,398)	(3,925,149)

	26,477,685	23,797,768

	$35,962,065	$32,318,349

See notes to consolidated financial statements.

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
REVENUE	$69,958,051	$63,578,540	$54,942,205

COSTS OF REVENUE	50,317,174	45,947,956	41,125,031

GROSS PROFIT	19,640,877	17,630,584	13,817,174

OPERATING EXPENSES
Salaries	10,769,048	8,544,885	5,769,082
Other selling, general and administrative	6,840,621	5,040,709	3,712,429
Amortization of trademarks and other intangible assets	171,081	368,618	821,611

Total operating expenses	17,780,750	13,954,212	10,303,122

OPERATING INCOME	1,860,127	3,676,372	3,514,052

OTHER INCOME (EXPENSE)
Interest expense	(35,771)	(7,512)	(25,965)
Change in fair value of warrants	—	841,215	(634,435)
Other, net	(8,627)	9,646	10,585

EARNINGS BEFORE INCOME TAXES	1,815,729	4,519,721	2,864,237

INCOME TAX EXPENSE	905,978	1,495,184	1,518,946

NET EARNINGS	909,751	3,024,537	1,345,291

Deemed dividend to preferred shareholders	—	1,576,454	—
Dividend to preferred shareholders	—	96,410	140,890

NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS	$909,751	$1,351,673	$1,204,401

NET EARNINGS PER COMMON SHARE:
Basic	$0.05	$0.07	$0.09
Diluted	0.04	0.03	0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	19,685,980	18,023,298	12,780,724
Diluted	20,593,112	18,772,675	16,929,636
See notes to consolidated financial statements.

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

			Additional	Accumulated		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’	Comprehensive
	Shares	Amount	Capital	Income	Deficit	Equity	Income
BALANCE AT JANUARY 1, 2005	12,582,170	$125,822	$17,836,675	$2,459	$(6,481,223)	$11,483,733
Issuance of common stock through stock purchase plan	89,227	892	162.116	—	—	163,008
Issuance of common stock for options	98,681	987	14,566	—	—	15,553
Issuance of common stock for acquisition	847,281	8,473	1,991,527	—	—	2,000,000
Issuance of common stock for warrants	169,990	1,700	(1,700)	—	—	—
Net repurchase of Series A preferred stock and warrants	—	—	(3,539,466)	—	—	(3,539,466)
Payment of Series B preferred stock financing costs	—	—	(813,021)	—	—	(813,021)
Reallocation of deferred financing costs	—	—	(25,272)	—	—	(25,272)
Dividend to preferred shareholders	—	—	—	—	(140,890)	(140,890)
Net earnings	—	—	—	—	1,345,291	1,345,291	$1,345,291
Foreign currency translation	—	—	—	(1,214)	—	(1,214)	(1,214)

Comprehensive Income							$1,344,077

BALANCE AT DECEMBER 31, 2005	13,787,349	$137,874	$15,625,425	$1,245	$(5,276,822)	$10,487,722
Issuance of common stock through stock purchase plan	90,572	905	170,384	—	—	171,289
Redemption of common stock for option exercises	(31,554)	(315)	(67,526)			(67,841)
Issuance of common stock for options	253,850	2,538	75,392	—	—	77,930
Payment of Series B preferred stock financing costs			(161,725)			(161,725)
Issuance of common stock for Series B preferred stock	5,100,000	51,000	10,149,000	—	—	10,200,000
Reclassification of warrant liability			1,369,674			1,369,674
Issuance of common stock for board of directors compensation	20,000	200	31,800	—	—	32,000
Stock option compensation	—	—	373,477	—	—	373,477
Deemed dividend to preferred shareholders	—	—	—	—	(1,576,454)	(1,576,454)
Dividend to preferred shareholders	—	—	—	—	(96,410)	(96,410)
Net earnings	—	—	—	—	3,024,537	3,024,537	$3,024,537
Foreign currency translation	—	—	—	(36,431)	—	(36,431)	(36,431)

Comprehensive Income							$2,988,106

BALANCE AT DECEMBER 31, 2006	19,220,217	$192,202	$27,565,901	$(35,186)	$(3,925,149)	$23,797,768
Issuance of common stock through stock purchase plan	57,854	578	160,664	—	—	161,242
Redemption of common stock for option exercises	(14,129)	(141)	(40,177)	—	—	(40,318)
Issuance of common stock for option exercises	328,725	3,287	248,873	—	—	252,160
Issuance of common stock for executive compensation	50,000	500	109,917	—	—	110,417
Redemption of common stock for executive compensation	(16,667)	(167)	(41,968)	—	—	(42,135)
Issuance of common stock for accrued acquisition earnout	262,590	2,626	734,874	—	—	737,500
Issuance of common stock for board of directors compensation	40,000	400	118,600	—	—	119,000
Payment of Series B preferred stock financing costs	—	—	(17,415)	—	—	(17,415)
Executive equity compensation program	—	—	53,097	—	—	53,097
Stock option compensation	—	—	457,845	—	—	457,845
Net earnings	—	—	—	—	909,751	909,751	$909,751
Foreign currency translation	—	—	—	(21,227)	—	(21,227)	(21,227)

Comprehensive Income							$888,524

BALANCE AT DECEMBER 31, 2007	19,928,590	$199,285	$29,350,211	$(56,413)	$(3,015,398)	$26,477,685

     See notes to consolidated financial statements.

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$909,751	$3,024,537	$1,345,291
Adjustment to reconcile net earnings to net cash provided by operating activities:
Common stock issued for Board of Directors compensation	119,000	32,000	—
Stock-based compensation	579,225	373,477	—
Depreciation and amortization	959,331	905,205	905,873
Warrant valuation adjustment	—	(841,215)	634,435
Deferred taxes	356,742	57,814	1,169,200
Loss on disposal of assets	—	—	1,897
Change in assets and liabilities, net of assets acquired:
Trade and other accounts receivable	(2,282,023)	(3,565,810)	(554,637)
Inventory	(243,393)	(326,065)	—
Prepaid expenses and other	148,933	133,449	(295,319)
Other assets	14,790	22,508	39,910
Trade accounts payable	287,985	1,088,382	(222,537)
Accrued liabilities and other	1,961,828	1,338,479	127,031
Deferred revenue	59,133	(205,325)	(175,294)

Net cash provided by operating activities	2,871,302	2,037,436	2,975,850

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(992,841)	(588,180)	(232,485)
Capitalized software development costs	(501,285)	(266,760)	—
Business acquisitions, net of cash acquired	(36,781)	(1,589,780)	(4,344,476)
Acquisition earnout payment	(737,500)	—	—
Net cash payment made for acquisition	—	—	(7,085)

Net cash used in investing activities	(2,268,407)	(2,444,720)	(4,584,046)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under line of credit	22,042,206	—	13,899,950
Repayments under line of credit	(22,042,206)	—	(15,512,709)
Net proceeds from issuance of preferred stock and warrants	—	—	9,386,979
Repurchase of equity securities	—	—	(5,114,382)
Costs from the issuance of preferred stock	(17,415)	(161,725)	—
Proceeds from the issuance of common stock	161,242	171,288	163,008
Proceeds from the exercise of stock options	211,841	10,091	15,553
Payment of Series B preferred stock dividend	—	(96,410)	—

Net cash provided by (used in) financing activities	355,668	(76,756)	2,838,399

NET INCREASE (DECREASE) IN CASH	958,563	(484,040)	1,230,203

CASH AT BEGINNING OF YEAR	987,465	1,471,505	241,302

CASH AT END OF YEAR	$1,946,028	$987,465	$1,471,505

SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow information:
Cash paid for interest	$31,295	$1,681	$30,366
Cash paid for taxes	348,650	1,502,987	672,147

Noncash investing and financing activities affecting cash flows:
Redemption of common stock for executive compensation	(42,135)	—	—
Deemed dividend to preferred shareholders	—	(1,576,454)	—
Dividend to preferred shareholders	—	—	(140,890)
Common stock issued in business acquisition	737,500	—	2,000,000
Value of warrants issued to placement agents	—	—	114,191
Redemption of common stock	(40,319)	(67,841)	—
See notes to consolidated financial statements.

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
1.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business - We provide fitness and health management services and programs to corporations, hospitals, communities and universities located in the United States and Canada. Fitness and health management services include the development, marketing and management of corporate, hospital, community and university based fitness centers, worksite health promotion, injury prevention and work-injury management consulting, and on-site physical therapy. Programs include fitness and health services for individual customers, including health risk assessments, biometric screenings, nutrition and weight loss programs, personal training, smoking cessation, massage therapy, back care and ergonomic injury prevention.

Segment Reporting - We reflect our business into two segments: Fitness Management and Health Management. We made this decision based on the following factors: (i) the evolution of our Health Management segment, and management’s belief that the future growth of our Company may depend on our Health Management segment; (ii) management’s belief that total revenue and gross profit from our Health Management segment may outpace the total revenue and gross profit from our legacy Fitness Management segment; (iii) management has invested significant resources to hire additional service and account management staff to handle the growth we have experienced, and expect to experience in the future; (iv) management has invested, and expects to continue investing resources to enhance the functionality of our web-based software system to appeal to a wider range of current and new customers for both of our operating segments, and (v) on a monthly, quarterly and annual basis, we manage the performance of our business by reviewing internally-generated financial reports that detail revenue and gross profit results for each segment.

Management believes the Company does not have assets that are related solely to each segment, and thus has not allocated assets to our reportable segments for the following reasons: (i) Health Fitness is a service business that depends heavily on the joint efforts of our staff to operate and grow each segment of our business, (ii) we do not require or maintain a large asset infrastructure. The tangible and intangible assets we do own, including the web-based software system we acquired from HealthCalc, are deployed across both segments of our business to generate segment revenue and gross profit results, (iii) our future growth plans involve a tighter integration between our Fitness and Health Management segments, resulting in significant opportunities to cross-sell our fitness and health management services to existing customers within each segment, and (iv) management believes an arbitrary allocation of assets to each reportable segment would not result in meaningful information regarding how management uses the Company’s assets to grow the business.

Consolidation - The consolidated financial statements include the accounts of our Company and our wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Cash - We maintain cash balances at several financial institutions, and at times, such balances exceed insured limits. We have not experienced any losses in such accounts and we believe we are not exposed to any significant credit risk on cash. At December 31, 2007 and 2006, we had cash of approximately $59,400 and $36,900 (U.S. Dollars) in a Canadian bank account.

Trade and Other Accounts Receivable - Trade and other accounts receivable represent amounts due from companies and individuals for services and products. We grant credit to customers in the ordinary course of business, but generally do not require collateral or any other security to support amounts due. Management performs ongoing credit evaluations of customers. Accounts receivable from sales of services are typically due from customers within 30 to 90 days. Accounts outstanding longer than contractual payment terms are considered past due. We determine our allowance for doubtful accounts by considering

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
a number of factors, including the length of time trade accounts receivable are past due, our previous loss history, the customer’s current ability to pay its obligation to us, and the condition of the general economy and the industry as a whole. We write off accounts receivable when they become uncollectible, and payments subsequently received on such receivable are credited to the allowance. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers and their geographic dispersion. We had bad debt expense of $30,000, $104,000 and $3,870 for the periods ended December 31, 2007, 2006 and 2005.

Inventories - Inventories, which consist primarily of health management resource materials and supplies used in our biometric screenings services, are stated at the lower of cost or market. Cost is determined using average cost, which approximates the first-in, first-out method.

Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization are computed using both straight-line and accelerated methods over the useful lives of the assets.

Software Development Costs - In connection with our December 23, 2005 acquisition of HealthCalc.Net, Inc., the primary asset we acquired was a web-based software system that collects fitness and health related data from, and delivers health related information to, employees of our corporate customers. We allocated $1,762,000 of our total purchase price for HealthCalc to this web-based software system, which was the fair value that resulted from an appraisal conducted by a third-party expert in accordance with SFAS 141, Business Combinations. Commensurate with this acquisition, we also developed a strategic plan to enhance this web-based software system to include additional electronic services that we could offer to our customers.

Software development costs we incur subsequent to achieving technological feasibility are capitalized. Capitalization of costs ceases and amortization of capitalized software development costs starts when the products are available for general release. We amortize our capitalized software development costs using the straight-line method over the estimated economic life of the product, which is generally three to five years.

Capitalized software development costs are stated at the lower of amortized cost or net realizable value. Recoverability of these capitalized costs is determined by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues. We determined that no impairment loss existed at December 31, 2007 and 2006.

During 2007 and 2006, we capitalized $501,000 and $267,000, respectively, of software development costs related to enhancements we made to our eHealth platform. Such enhancements include the development of a web-based health coaching program, a web-based point of sale system to electronically capture transactions and improvements to our data management infrastructure with the platform. These capitalized costs are captured within Software Technology, and will be amortized over the remaining economic life of the eHealth platform, or five years, once the programs are placed into service. We expect to recover our capitalized software development costs due to the growth of our business.

Goodwill - Goodwill represents the excess of the purchase price and related costs over the fair value of net assets of businesses acquired. The carrying value of goodwill is not amortized, but is tested for impairment on an annual basis or when factors indicating impairment are present. We elected to complete the annual

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
impairment test of goodwill on December 31 of each year and determined that our goodwill relates to two reporting units for purposes of impairment testing.

In connection with goodwill impairment testing as of December 31, 2006, and consistent with the guidance provided in paragraphs 34 and 35 of SFAS 142, Goodwill and Other Intangibles (SFAS 142), we allocated our total goodwill of $14,546,250 to our Fitness and Health Management business segments based upon the ratio of the estimated market value for each segment to the total estimated market value for the entire company. In connection with this allocation, 24.4%, or $3,549,285 of our total goodwill was allocated to our Fitness Management segment, and 75.6%, or $10,996,965 was allocated to our Health Management segment. This initial allocation of goodwill to each segment will be the base amount that is subject to write-down should we determine that impairment exists in future years.

In connection with goodwill impairment testing as of December 31, 2007 and 2006, and consistent with the guidance provided in paragraphs 32 and 33 of SFAS 142, we allocated our assets and liabilities of our Fitness and Health Management business segments based upon the respective benefit received for each segment. Assets were allocated based on the percentage of revenue generated as substantially all the assets consisted of accounts receivable. Liabilities were allocated based on a percentage of cost of sales contributed. The net asset allocation that resulted for each segment was then compared to an estimate of market value for each segment.

Based upon the results of this test, we determined that no impairment of goodwill existed at December 31, 2007, 2006, and 2005.

Intangible Assets - Our intangible assets include customer contracts, trademarks and tradenames, software and other intangible assets, all of which are amortized on a straight-line basis. Customer contracts represent the fair value assigned to acquired customer contracts, which are amortized over the remaining life of the contracts, approximately 13 to 23 months. Trademarks and tradenames represent the value assigned to acquired trademarks and tradenames, and are amortized over a period of five years. Software represents the value assigned to an acquired web-based software program, in addition to capitalized development costs, and is amortized over a period of five years. Other intangible assets include the value assigned to acquired customer lists, which is amortized over a period of six years, and deferred financing costs, which are amortized over the term of the related credit agreement. Amortization expense for intangible assets totaled $599,385, $736,878, and $828,355 for the twelve months ended December 31, 2007, 2006, and 2005.

Expected future amortization of intangible assets is as follows:

Years ending December 31
2008	$628,866
2009	591,616
2010	591,616
2011	194,232
Thereafter	96,435
Revenue Recognition — Revenue is recognized at the time the service is provided to the customer. We determine our allowance for discounts by considering historical discount history and current payment practices of our customers. For annual contracts, monthly amounts are recognized ratably over the term of the contract. Certain services provided to the customer may vary on a periodic basis and are invoiced to the customer in arrears. The revenues relating to theses services are estimated in the month that the service is

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
performed. Accounts receivable related to estimated revenues were $2,245,497 and $1,644,211 at December 31, 2007 and 2006.
We also provide services to companies located in Canada. Revenue recognized from our Canadian customers totaled approximately $241,000, $259,300 and $277,600 for the periods ended December 31, 2007, 2006 and 2005. Although we invoice these customers in their local currency, we do not believe there is a risk of material loss due to foreign currency translation.

Amounts received from customers in advance of providing contracted services are treated as deferred revenue and recognized when the services are provided. Accounts receivable relating to deferred revenue were $1,720,146 and $1,663,121 at December 31, 2007 and 2006.

We have contracts with third-parties to provide ancillary services in connection with their fitness and wellness management services and programs. Under such arrangements, the third-parties invoice and receive payments from us based on transactions with the ultimate customer. We do not recognize revenues related to such transactions as the ultimate customer assumes the risk and rewards of the contract and the amounts billed to the customer are either at cost or with a fixed markup.

Advertising - The Company expenses advertising costs as they are incurred. Advertising expense for the periods ended December 31, 2007, 2006 and 2005 was $203,916, $159,646 and $119,364.

Comprehensive Income - Comprehensive income is net earnings plus certain other items that are recorded directly to stockholders’ equity. Our comprehensive income represents net earnings adjusted for foreign currency translation adjustments. Comprehensive income is disclosed in the consolidated statement of stockholders’ equity.

Net Earnings Per Common Share - Basic net earnings per common share is computed by dividing net earnings applicable to common shareholders by the number of basic weighted average common shares outstanding. Diluted net earnings per share is computed by dividing net earnings applicable to common shareholders, plus dividends to preferred shareholders (net earnings), less the non-cash benefit related to a change in fair value of warrants by the number of diluted weighted average common shares outstanding, and common share equivalents relating to stock options, stock warrants and preferred stock, if dilutive. Refer to Exhibit 11.0 attached hereto for a detail computation of earnings per share.

Common stock options and warrants to purchase 285,500, 2,393,681 and 517,163 shares of common stock with weighted average exercise prices of $2.97, $2.51 and $2.78 were excluded from the 2007, 2006 and 2005 diluted computation because their exercise price exceeded the average trading price of our common stock during each of the periods.

Stock-Based Compensation - We maintain a stock option plan for the benefit of certain eligible employees and directors of the Company. Commencing January 1, 2006, we adopted Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (“SFAS 123R”), using the modified prospective method of adoption, which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on their fair values over the requisite service period. The compensation cost we record for these awards is based on their fair value on the date of grant. The Company continues to use the Black Scholes option-pricing model as its method for valuing stock options. The key assumptions for this valuation method include the expected term of the option, stock price volatility, risk-free interest rate and dividend yield. Many of these assumptions are judgmental and highly sensitive in the determination of compensation expense. Further information on our share-based payments can be found in Note 8 in the Notes to the Consolidated Financial Statements.

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
Fair Values of Financial Instruments — Due to their short-term nature, the carrying value of our current financial assets and liabilities approximates their fair values. The fair value of long-term obligations, if recalculated based on current interest rates, would not significantly differ from the recorded amounts.

Valuation of Derivative Instruments - In accordance with the interpretive guidance in EITF Issue No. 05-4, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” we valued warrants we issued in November 2005 in our financing transaction as a derivative liability. We were required to make certain periodic assumptions and estimates to value the derivative liability. Factors affecting the amount of this liability include changes in our stock price, the computed volatility of our stock price and other assumptions. The change in value is reflected in our statements of operations as non-cash income or expense, and the changes in the carrying value of derivatives can have a material impact on our financial statements.

Income Taxes - The Company records income taxes in accordance with the liability method of accounting. Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities and federal operating loss carryforwards. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment. Tax benefits are recognized when management believes the benefit is more likely than not to be sustained upon review from the relevant authorities. If the Company were to record a liability for unrecognized tax benefits, interest and penalties would be recorded as a component of income tax expense. We do not record a tax liability or benefit in connection with the change in fair value of certain of our warrants. Income taxes are calculated based on management’s estimate of the Company’s effective tax rate, which takes into consideration a federal tax rate of 34% and an effective state tax rate of approximately 7%. This normal effective tax rate of 41% is less than the tax rate resulting from income tax expense we recognized during the year ended December 31, 2007 due to the tax rate effects of compensation expense for incentive stock options.

Use of Estimates - Preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
2.	FINANCING

On November 14, 2005 (the “Effective Date”), in a Private Investment in Public Equity transaction (the “PIPE Transaction”), we issued an aggregate of 1,000 shares of Series B Convertible Preferred Stock (the “Series B Stock”), together with warrants to purchase 1,530,000 shares of common stock at $2.40 per share, to a limited number of accredited investors for aggregate gross proceeds of $10.2 million. After selling commissions and expenses, we received net proceeds of approximately $9.4 million. The Series B Stock automatically converted into 5,100,000 shares of our common stock on March 10, 2006, the date the Securities and Exchange Commission (the “SEC”) first declared effective a registration statement covering these shares. On this date, we recorded a deemed dividend of $1,576,454 to these preferred shareholders. This deemed dividend is a one-time, noncash adjustment related to the automatic conversion of these preferred shares to common shares. We used the proceeds from this PIPE Transaction to redeem our Series A Convertible Preferred Stock and to fund the acquisition of HealthCalc.Net, Inc.

In accordance with the terms of the PIPE Transaction, we were required to file with the SEC, within sixty (60) days from the Effective Date, a registration statement covering the common shares issued and issuable

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
in the PIPE Transaction. We were also required to cause the registration statement to be declared effective on or before the expiration of one hundred twenty (120) days from the Effective Date. We would have been subject to liquidated damages of one percent (1%) per month of the aggregate gross proceeds ($10,200,000), if we failed to meet these date requirements. On March 10, 2006, the SEC declared effective our registration statement and, as a result, we did not pay any liquidated damages for failure to meet the filing and effectiveness date requirements. We could nevertheless be subject to the foregoing liquidated damages if we fail (subject to certain permitted circumstances) to maintain the effectiveness of the registration statement. On June 15, 2006, we entered into an agreement with the accredited investors to amend the Registration Rights Agreement to cap the amount of liquidated damages we could pay at 9% of the aggregate purchase price paid by each accredited investor.

The warrants, which were issued together with the Series B Stock, have a term of five years, and give the investors the option to require us to repurchase the warrants for a purchase price, payable in cash within five (5) business days after such request, equal to the Black Scholes value of any unexercised warrant shares, only if, while the warrants are outstanding, any of the following change in control transactions occur: (i) we effect any merger or consolidation, (ii) we effect any sale of all or substantially all of our assets, (iii) any tender offer or exchange offer is completed whereby holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) we effect any reclassification of our common stock whereby it is effectively converted into or exchanged for other securities, cash or property. On June 15, 2006, we entered into an agreement with the accredited investors to amend the Warrant Agreement to give us the ability to repurchase the warrants, in the case of a change in control transaction, using shares of stock, securities or assets, including cash.

Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF 00-19”), the fair value of the warrants issued under the PIPE Transaction have been reported as a liability due to the requirement to net-cash settle the transaction. There are two reasons for this treatment: (i) there are liquidated damages, payable in cash, of 1% of the gross proceeds per month ($102,000) should we fail to maintain effectiveness of the registration statement in accordance with the PIPE Transaction; and (ii) our investors may put their warrants back to us for cash if we initiate a change in control that meets the definition previously discussed. As a result of the amendments we structured with the accredited investors on June 15, 2006, we were allowed to account for the warrants as equity. As a result of this accounting change, we made a final valuation of our warrant liability on June 15, 2006, which resulted in non-cash income of $406,694 for our second quarter in 2006, and the remaining warrant liability of $1,369,674 was reclassified to additional paid in capital. We are no longer required to revalue these warrants on a prospective basis.

3.	BUSINESS ACQUISITION

In accordance with the Stock Purchase Agreement executed in connection with the acquisition of HealthCalc.Net, Inc. on December 23, 2005, we agreed to pay the shareholders of HealthCalc, in cash, stock or a combination thereof, a contingent earnout payment based upon the achievement of specific 2006 revenue objectives. At December 31, 2006, we recorded a liability of $1,475,000 in favor of the former shareholders of HealthCalc in recognition of achieving certain 2006 revenue objectives, with the offset reflected as an increase to goodwill. Management believes the increase to goodwill is consistent with the guidance provided by EITF 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, which speaks to specific guidance dealing with the events surrounding negotiation of the purchase price, factors involving reasons for developing a contingent payment provision, the development of performance measures to determine the achievement of the contingent earnout and the factors involving the terms of continuing employment of the former shareholders of HealthCalc.

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
On March 27, 2007, our Board of Directors determined that this earnout payment would be made by a cash payment of $737,500 and the issuance of 262,590 shares of common stock, which was determined using an average closing share price of $2.81 for the twenty-one trading days preceding the date of payment. We made the cash payment on March 28, 2007 and issued the common stock effective on March 27, 2007.

4.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	Useful Life	2007	2006
Leasehold improvements	Term of lease	$17,438	$11,757
Office equipment	3-7 years	2,039,000	1,496,302
Software	3 years	338,517	235,371
Health care equipment	1-5 years	1,113,547	772,231

		3,508,502	2,515,661
Less accumulated depreciation and amortization		2,107,932	1,747,986

		$1,400,570	$767,675

5.	LONG-TERM OBLIGATIONS

Our primary source of liquidity and working capital is provided by a $7,500,000 Credit Agreement with Wells Fargo Bank, N.A. (the “Wells Loan”). At our option, the Wells Loan bears interest at prime, or the one-month LIBOR plus a margin of 2.25% to 2.75% based upon our Senior Leverage Ratio (effective rate of 7.25% and 8.25% at December 31, 2007 and 2006, respectively). The availability of the Wells Loan decreases $250,000 on the last day of each calendar quarter, beginning September 30, 2003, and matures on June 30, 2009, as amended. Working capital advances from the Wells Loan are based upon a percentage of our eligible accounts receivable, less any amounts previously drawn. The facility provided maximum borrowing capacity of $3,250,000 and $4,000,000 at December 31, 2007 and 2006, respectively, and no debt was outstanding on those dates. All borrowings are collateralized by substantially all of our assets. At December 31, 2007, we were not in compliance with a financial covenant. Wells Fargo was made aware of this noncompliance and has agreed to waive its default rights with respect to this breach. Wells Fargo has also agreed to continue making capital advances available to us as new loan covenants are negotiated. This noncompliance had no impact on our liquidity, capital resources or results of operations.

6.	COMMITMENTS AND CONTINGENCIES

Leases - We lease office space and equipment under various operating leases. In addition to base rental payments, these leases require us to pay a proportionate share of real estate taxes, special assessments, and maintenance costs. The lease for our corporate headquarters, as well as our office lease in Plano, Texas, has escalating lease payments through 2012. Costs incurred under operating leases are recorded as rent expense and totaled approximately $581,000, $404,000, and $302,000 for the years ended December 31, 2007, 2006, and 2005.

Minimum rent payments due under operating leases are as follows:

Years ending December 31:
2008	$651,000
2009	611,000
2010	593,000
2011	596,000
Thereafter	612,000

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
Legal Proceedings – We are involved in various claims and lawsuits incident to the operation of our business. We believe that the outcome of such claims will not have a material adverse effect on our financial condition, results of operation, or cash flows.

Liquidated Damages – In accordance with the terms of the PIPE Transaction, we were required to file with the SEC, within sixty (60) days from the Effective Date, a registration statement covering the common shares issued and issuable in the PIPE Transaction. We were also required to cause the registration statement to be declared effective on or before the expiration of one hundred twenty (120) days from the Effective Date. We would have been subject to liquidated damages of one percent (1%) per month of the aggregate gross proceeds ($10,200,000), if we failed to meet these date requirements. On March 10, 2006, the SEC declared effective our registration statement and, as a result, we did not pay any liquidated damages for failure to meet the filing and effectiveness date requirements. We could nevertheless be subject to the foregoing liquidated damages if we fail (subject to certain permitted circumstances) to maintain the effectiveness of the registration statement. On June 15, 2006, we entered into an agreement with the accredited investors to amend the Registration Rights Agreement to cap the amount of liquidated damages we could pay at 9% of the aggregate purchase price paid by each accredited investor.

Patent Matter – In March 2007, we received a letter from a patent holder inquiring about our interest in negotiating a license for certain technology patents owned by the patent holder, which pertain to certain aspects of the electronic collection, use and management of health-related electronic data. We do not believe these patents are material based on our initial review, and it is unlikely we will be interested in a license on any material terms. However, we are currently conducting a more detailed review of this matter.

7.	BENEFIT PLAN

We maintain a 401(k) plan whereby employees are eligible to participate in the plan providing they have attained the age of 18 and have completed one month of service. The plan allows participants to contribute up to 20% of their earnings. We may make certain matching contributions, which were approximately $292,000, $297,000, and $261,000 for the years ended December 31, 2007, 2006, and 2005.

8.	EQUITY

Stock Options – We maintain a stock option plan for the benefit of certain eligible employees and our directors. We have authorized 4,000,000 shares for grant under our 2005 Stock Option Plan, and a total of 897,150 shares of common stock are reserved for additional grants of options at December 31, 2007. Generally, the options outstanding are granted at prices equal to the market value of our stock on the date of grant, generally vest over four years and expire over a period of six or ten years from the date of grant.

Commencing January 1, 2006, we adopted Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (“SFAS 123R”), which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on their fair values over the requisite service period. Prior to 2006, the compensation cost we recorded for option awards was based on their grant date fair value as calculated for the proforma disclosures required by Statement 123.

We recorded $457,845 and $373,477 of stock option compensation expense for the years ended December 31, 2007 and 2006, respectively. We also recorded a deferred tax benefit of $183,138 and $149,392 for the

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
twelve months ended December 31, 2007 and 2006 in connection with recording this non-cash expense. This deferred tax benefit will be adjusted based upon the actual tax benefit realized from the exercise of the underlying stock options. The compensation expense reduced diluted earnings per share by approximately $0.02 and $0.01 for the years ended December 31, 2007 and 2006, respectively.

In 2005, we utilized the intrinsic value method of accounting for our stock- based employee compensation plans. All options granted had an exercise price equal to the market value of the underlying common stock on the date of grant and accordingly, no compensation cost is reflected in net earnings for the year ended December 31, 2005.

The following table illustrates the effect on net earnings and earnings per share if we had applied the fair value method:

2005
Net earnings applicable to common shareholders — basic	$1,204,401
Add: Dividends to preferred shareholders	140,890

Net earnings — diluted	1,345,291

Less: Compensation expense determined under the fair value method, net of tax	(187,898)

Proforma net earnings, basic	$1,016,503

Proforma net earnings, diluted	$1,157,393

Net earnings per common share:
Basic-as reported	$0.09

Basic-proforma	$0.08

Diluted-as reported	$0.08

Diluted-proforma	$0.07

As of December 31, 2007, approximately $724,000 of total unrecognized compensation costs related to non-vested awards is expected to be recognized over a weighted average period of approximately 2.60 years.

Prior to adopting SFAS 123R, we accounted for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” We have applied the modified prospective method in adopting SFAS 123R. Accordingly, periods prior to adoption have not been restated.

The following table summarizes information about our stock options at December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual Life	Exercise	Number	Exercise
Exercise Prices	Outstanding	In Years	Price	Exercisable	Price
$0.30 - $0.39	145,200	1.12	$0.39	145,200	$0.39
0.47 - 0.69	327,500	1.15	0.52	327,500	0.52
0.95 - 1.25	239,000	2.76	1.15	216,500	1.17
1.26 - 2.27	436,100	4.43	1.86	372,075	1.85
2.28 - 3.05	1,190,500	4.46	2.74	402,375	2.70

	2,338,300	3.61	$1.96	1,463,650	$1.54

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
Stock options outstanding at December 31, 2007 have an aggregate intrinsic value of $1,752,933, and a weighted average remaining term of 3.61 years. Stock options exercisable at December 31, 2007 have an aggregate intrinsic value of $1,663,218, and a weighted average remaining term of 2.98 years.

We use the Black-Scholes option pricing model using weighted average assumptions for options granted to determine the fair value of options. The fair value of options at date of grant and the assumptions utilized to determine such values are indicated in the following table:

	Fiscal Year Ending
	December 31,
	2007	2006	2005

Risk-free interest rate	4.68%	4.48%	2.79%
Expected volatility	49.9%	68.9%	72.4%
Expected life (in years)	3.99	3.96	3.04
Dividend yield	—	—	—
A summary of the stock option activity is as follows:

		Weighted
	Number of	Average
	Shares	Exercise Price
Outstanding at January 1, 2005	1,921,550	1.06
Granted	357,500	2.58
Exercised	(109,625)	0.39
Forfeited	(12,000)	1.94

Outstanding at December 31, 2005	2,157,425	1.34
Granted	515,500	2.43
Exercised	(253,850)	0.31
Forfeited	(168,175)	2.33

Outstanding at December 31, 2006	2,250,900	$1.64
Granted	640,500	2.82
Exercised	(328,725)	0.77
Forfeited	(224,375)	2.96

Outstanding at December 31, 2007	2,338,300	$1.96

Stock options exercised during the years ended December 31, 2005, 2006 and 2007 had an aggregate intrinsic value of $226,739, $469,218 and $673,368, respectively.

A summary of exercisable stock options is as follows:

	Weighted
	Number of	Average
	Shares	Exercise Price
Options exercisable at December 31:
2007	1,463,650	$1.54
2006	1,606,000	$1.39
2005	1,520,900	$1.18

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
Employee Stock Purchase Plan – We maintain an Employee Stock Purchase Plan, which allows employees to purchase shares of our common stock at 95% of the fair market value. A total of 1,000,000 shares of common stock are reserved for issuance under this plan, of which 333,708 shares are unissued and remain available for issuance at December 31, 2007. There were 57,854, 90,572 and 89,227 shares issued under the plan during 2007, 2006 and 2005.

Warrants – We have outstanding warrants to selling agents and investors that were issued in connection with financing transactions.

A summary of the stock warrants activity is as follows:

		Exercise
	Number of	Price
	Shares	Per Share
Outstanding at January 1, 2005	1,415,320	$0.30 – 0.50
Granted	1,697,143	0.50 – 2.70
Exercised	(1,086,448)	0.30 – 0.50
Forfeited	(331,584)	0.30 – 0.50

Outstanding at December 31, 2005	1,694,431	2.00 – 2.70
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2006	1,694,431	2.00 – 2.70
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2007	1,694,431	2.00 – 2.70

Warrants exercisable at December 31:
2007	1,694,431	$2.00 – 2.70
2006	1,694,431	2.00 – 2.70
2005	1,694,431	2.00 – 2.70
Restricted Stock - In connection with our employment agreement dated as of December 1, 2006 with Gregg O. Lehman, Ph.D., our President and Chief Executive Officer, on January 1, 2007 we granted an award of 50,000 shares of restricted common stock to Mr. Lehman, which was valued at a price of $2.65 per share on the date of grant. This restricted common stock vests in three equal installments on the first of the year for each of 2007, 2008 and 2009. For the year ended December 31, 2007, we recorded $110,400 of stock-based compensation related to this grant. As of December 31, 2007, $22,100 of unrecognized compensation expense related to the non-vested portion of this award will be recognized through December 31, 2008.

Equity Incentive Plan – At our Annual Meeting of Shareholders on May 21, 2007, our shareholders approved the implementation of our 2007 Equity Incentive Plan (the “Equity Plan”). The Equity Plan was developed to provide our executives with restricted stock incentives if certain financial targets are achieved for calendar years 2007 through 2009. In lieu of selecting restricted stock, executives can choose to receive a cash bonus under our 2007 Cash Incentive Plan (the “Cash Plan”). The performance objectives, and monetary potential of the Cash Plan would be the same as those under the Equity Plan and participants would receive their cash bonuses at the same time as the restricted stock vests under the Equity Plan. Restricted stock granted under the Equity Plan is earned on an annual basis upon achievement of certain

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
financial objectives for each of 2007, 2008 and 2009. All shares earned during these years will vest upon completion of our 2009 annual audit. For the year ended December 31, 2007, we recorded $53,100 of stock-based compensation related to elections under the Equity Plan, which was valued using a price of $2.78 per share, the market value of our common stock on the grant date. We also accrued $5,800 of bonus expense related to elections under the Cash Plan. As of December 31, 2007, $1,629,400 of unrecognized compensation costs related to the non-vested portion of this program will be recognized through March 2010.

Accrued Acquisition Earnout - In accordance with the Stock Purchase Agreement executed in connection with our acquisition of HealthCalc.Net, Inc. on December 23, 2005, we agreed to pay the shareholders of HealthCalc a contingent earnout payment based upon the achievement of specific 2006 revenue objectives. In accordance with this Stock Purchase Agreement the contingent earnout payment could be made by us in cash, stock or a combination thereof. At December 31, 2006, we recorded a liability of $1,475,000 in favor of the former shareholders of HealthCalc representing the contingent earnout payment, with the offset reflected as an increase to goodwill. On March 27, 2007, our Board of Directors determined that this earnout payment would be made by a cash payment of $737,500 and the issuance of 262,590 shares of common stock, which was determined using an average closing share price of $2.81 for the twenty-one trading days preceding the date of payment. We made the cash payment on March 28, 2007 and issued the common stock effective on March 27, 2007.

Common Stock Repurchase Plan – On March 24, 2008, we announced that our Board of Directors authorized the repurchase of up to $2.5 million of the Company’s outstanding common stock. Under the plan, the Company may repurchase shares on the open market in amounts and at times deemed appropriate by management and in accordance with applicable securities rules and regulations. Share repurchases will be funded by the Company’s available working capital. The timing and amount of any such repurchases under the plan will depend on share price, economic and market conditions and applicable corporate and regulatory requirements. The share repurchase plan is effective on April 1, 2008 and will continue for a period of six months, subject to the Company’s right to announce earlier termination or an extension of the plan. The plan does not require the Company to repurchase a specific number of shares, and may be modified, suspended, or discontinued at any time.

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
9.	INCOME TAXES

Income tax expense consists of the following for the years ended December 31:

	2007	2006	2005
Current	$740,602	$1,435,000	$412,346
Deferred	165,376	60,184	1,106,600

	$905,978	$1,495,184	$1,518,946

A reconciliation between taxes computed at the expected federal income tax rate and the effective tax rate for the years ended December 31 is as follows:

	2007	2006	2005
Tax expense computed at statutory rates	$617,348	$1,567,910	$973,800
State tax benefit, net of federal effect	93,692	181,745	205,800
Nontaxable warrant expense (income)	—	(286,913)	215,700
Adjustment to income tax provision accruals	99,356	—	110,700
Stock-based compensation	67,241	—	—
Other	28,341	32,442	12,946

	$905,979	$1,518,946	$1,518,946

At December 31, 2007 and 2006, we had no remaining federal operating loss carryforwards. For 2005, federal operating loss carryforwards were used to reduce federal taxes payable by approximately $1,091,000.

The components of deferred tax assets (liabilities) at December 31 consist of the following:

	2007	2006
Current:
Allowances	$—	$69,500
Accrued employee benefits	388,700	84,000
State tax loss carryforwards	—	64,000
Other	17,667	—

Net current asset	$406,367	$217,500

Noncurrent:
Depreciation and amortization	(308,927)	$295,200
Accrued employee benefits	131,994	141,800
State tax loss carryforwards	68,310	—

Net noncurrent (liabilities) assets	$(108,623)	$437,000

We are subject to income taxes in the U.S. federal jurisdiction, various state, and Canadian jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. We completed a US Federal (IRS) tax examination

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
for tax year 2005 during the past year. With few exceptions, we are no longer subject to US Federal or state and local tax examinations by tax authorities for years before 2004.

10.	ACCOUNTING PRONOUNCEMENTS

We adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Previously, we had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, we applied Interpretation 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of Interpretation 48, we recognized no liability for unrecognized tax benefits, which would have been accounted for as a reduction to the January 1, 2007, balance of retained earnings.

We are subject to income taxes in the U.S. federal jurisdiction, various state, and Canadian jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. We completed US Federal (IRS) tax examinations for the 2005 tax year during the past year. With few exceptions, we are no longer subject to US Federal or state and local tax examinations by tax authorities for years before 2004. We have recorded no liability for unrecognized tax benefits during the year. If we were to record a liability for unrecognized tax benefits, interest and penalties would be recorded as a component of income tax expense.

In June 2006, the Financial Accounting Standards Bound (“FASB”) issued FIN No. 48, "Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes.” (“SFAS 109”). FIN 48 clarifies the application of SFAS No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. Additionally, FIN 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective for us on January 1, 2007.

Previously, the Company had accounted for tax contingencies in accordance with SFAS No. 5, "Accounting for Contingencies.” As required by FIN 48, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. At January 1, 2007, the Company’s existing reserve for income tax uncertainties was not material. The Company recognized no additional liabilities for unrecognized tax benefits as a result of the implementation of FIN 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”), which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. However, on December 14, 2007, the FASB issued proposed FSP FAS 157-b, which would delay the effective date of SFAS 157 for all non-financial liabilities, except those that are

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This proposed FSP partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. Effective for 2008, we will adopt SFAS 157 except as it applies to those non-financial assets and non-financial liabilities as noted in proposal FSP FAS 157-b. The partial adoption of SFAS 157 will not have a material impact on our consolidated financial position, results of operation or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not believe that the adoption of SFAS 159 will have a material effect on our financial position or results of operation.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, IPR&D and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008 (our 2009 fiscal year). This statement will impact us if we complete an acquisition after the effective date.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008 (our 2009 fiscal year). We do not believe the adoption of SFAS 160 will have a material effect on our consolidated financial statements.

11.	SIGNIFICANT CUSTOMER RELATIONSHIP

At December 31, 2007, 2006 and 2005, we had one customer relationship that provided 9.8%, 10.3% and 11.9% of our total revenue. For this customer, we provide fitness center management and employee wellness administration services for approximately 50 locations. The agreement with this customer was recently renewed and expires December 31, 2009, and will automatically renew for successive one year periods unless either party delivers written notice at least 90 days prior to termination. We believe that our relationship with this customer is good.

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
12.	BUSINESS SEGMENTS

The following table provides an analysis of business segment revenue and gross profit for each of the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Revenue

Fitness Management Services
Staffing Services	$39,747,239	$39,670,546	$38,226,444
Program and Consulting Services	2,679,881	2,574,463	2,392,272

	42,427,120	42,245,009	40,618,716

Health Management Services
Staffing Services	15,819,481	13,669,201	12,267,973
Program and Consulting Services	11,711,450	7,664,330	2,055,516

	27,530,931	21,333,531	14,323,489

Total Revenue
Staffing Services	55,566,720	53,339,747	50,494,417
Program and Consulting Services	14,391,331	10,238,793	4,447,788

	$69,958,051	$63,578,540	$54,942,205

Gross Profit

Fitness Management Services
Staffing Services	$8,643,280	$8,861,829	$8,772,194
Program and Consulting Services	1,155,217	1,129,585	810,401

	9,798,497	9,991,414	9,582,595

Health Management Services
Staffing Services	3,974,348	3,399,875	3,499,117
Program and Consulting Services	5,868,032	4,239,295	735,462

	9,842,380	7,639,170	4,234,579

Total Gross Profit
Staffing Services	12,617,628	12,261,704	12,271,311
Program and Consulting Services	7,023,249	5,368,880	1,545,863

	$19,640,877	$17,630,584	$13,817,174

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
13.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
2007
Revenue	$16,590,033	$16,979,167	$17,153,058	$19,235,793
Gross profit	4,809,894	4,755,433	4,884,726	5,190,824
Net earnings applicable to common shareholders	511,667	173,004	17,023	208,057

Net earnings per common share
Basic	$0.03	$0.01	$0.00	$0.01
Diluted	0.03	0.01	0.00	0.01

Weighted average common shares outstanding
Basic	19,306,797	19,702,693	19,834,858	19,887,125
Diluted	20,252,110	20,558,007	20,866,935	20,828,832

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
2006
Revenue	$14,567,261	$15,575,130	$16,340,380	$17,095,769
Gross profit	3,604,480	4,160,014	5,278,628	4,587,462
Net earnings (loss) applicable to common shareholders	(1,013,191)	727,474	1,173,841	463,549

Net earnings (loss) per common share
Basic	$(0.07)	$0.04	$0.06	$0.02
Diluted	(0.07)	0.02	0.06	0.02

Weighted average common shares outstanding
Basic	15,001,832	18,831,169	18,963,948	19,085,789
Diluted	15,001,832	20,310,830	19,550,662	19,823,346

HEALTH FITNESS CORPORATION
SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Balance at	Charged to			Balance
	Beginning	Costs and			at End
Description	of Period	Expenses	Deductions		of Period
Trade and other accounts receivable allowances:

Year ended December 31, 2007	$283,100	$30,000	$(68,800	) (a)	$243,300

Year ended December 31, 2006	$200,700	$104,000	$(21,600	) (a)	$283,100

Year ended December 31, 2005	$210,700	$12,400	$(22,400	) (a)	$200,700

(a)	Accounts receivable written off as uncollectible

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
          None.
ITEM 9A. CONTROLS AND PROCEDURES
Disclosure Controls
Our Chief Executive Officer and Chief Financial Officer, referred to collectively herein as the Certifying Officers, are responsible for establishing and maintaining our disclosure controls and procedures. The Certifying Officers have reviewed and evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 240.13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934) as of December 31, 2007. Based on that review and evaluation, which included inquiries made to certain other employees of the Company, the Certifying Officers have concluded that the Company’s current disclosure controls and procedures, as designed and implemented, are effective in ensuring that information relating to the Company required to be disclosed in the reports that the Company files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, including ensuring that such information is accumulated and communicated to the Company’s management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
Management’s Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal controls over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management has concluded that our internal control over financial reporting was effective as of December 31, 2007.
This annual report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.
Limitations on Controls
Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. In addition, the design of any system of controls is based in part on certain assumptions about the likelihood of future events, and controls may become inadequate if conditions change. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Controls
There were no changes in the Company’s internal controls over financial reporting during the fourth quarter of fiscal year 2007 that may have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
ITEM 9B. OTHER INFORMATION
On October 31, 2007, we entered into the Sixth Amendment to the Credit Agreement with Wells Fargo Bank, National Association. The Sixth Amendment adds a subfeature to the Credit Agreement pursuant to which Wells Fargo has agreed to issue standby letters of credit for our account from time to time, with an aggregate undrawn limit of $250,000. Each drawing paid under a letter of credit shall be deemed an advance under the revolving facility under the Credit Agreement. The foregoing description of the Sixth Amendment is qualified by the provisions of the Sixth Amendment, which is filed herewith as Exhibit 10.11.
On March 21, 2008, our Board of Directors approved the 2008 Executive Bonus Plan, which is set forth in Exhibit 10.45 filed herewith and incorporated by reference herein. Under this bonus plan, the Chief Executive Officer may receive a bonus of between 9.0% and 67.5% of base salary, the Chief Financial Officer may receive a bonus of between 4.6% and 34.5% of base salary and other executive officers may receive between 3.6% and 34.5% of their base salary. The level of bonus to be earned corresponds with the Company achieving between 93.4% to 110% of budgeted revenue objectives, and 78% to 110% of budgeted EBITDA objectives. No bonuses are earned if the Company achieves less than 93.4% of the planned revenue targets and less than 78% of the planned EBITDA targets.
Effective March 23, 2008, the 2008 fiscal year base salaries for the Company’s Section 16 officers as approved by our Board of Directors are as set forth in Exhibit 10.46 filed herewith and incorporated by reference herein.
On March 24, 2008, we announced that our Board of Directors authorized the repurchase of up to $2.5 million of the Company’s outstanding common stock. Please see Item 5 for a description of this share repurchase plan.
PART III
ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
     Other than the information included in this Form 10-K under the heading “Executive Officers of the Registrant,” which is set forth at the end of Part I, the information required by Item 10 is incorporated by reference to the sections labeled “Election of Directors,” “Corporate Governance” and “Section 16(a) Beneficial Ownership Reporting Compliance,” all of which appear in our definitive proxy statement for our 2008 Annual Meeting.
ITEM 11. EXECUTIVE COMPENSATION
     The information required by Item 11 is incorporated herein by reference to the sections entitled “Executive Compensation,” “2007 Director Compensation,” and “Compensation/Human Capital Committee,” all of which appear in our definitive proxy statement for our 2008 Annual Meeting.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
     The information required by Item 12 is incorporated herein by reference to the sections entitled “Principal Shareholders and Management Shareholdings” and “Equity Compensation Plan Information,” which appear in our definitive proxy statement for our 2008 Annual Meeting.
ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
     The information required by Item 13 is incorporated herein by reference to the sections entitled “Corporate Governance – Independence” and “Certain Transactions,” which appear in our definitive proxy statement for our 2008 Annual Meeting.
ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES
     The information required by Item 14 is incorporated herein by reference to the section entitled “Audit Fees,” which appears in our definitive proxy statement for our 2008 Annual Meeting.

PART IV
ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES
(a)	Documents filed as part of this report.
(1)	Financial Statements. The following financial statements are included in Part II, Item 8 of this Annual Report on Form 10-K:

Report of Grant Thornton LLP on Consolidated Financial Statements and Financial Statement Schedule as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

Consolidated Balance Sheets as of December 31, 2007 and 2006

Consolidated Statements of Operations for each of the three years in the period ended December 31, 2007

Consolidated Statements of Stockholders’ Equity for each of the three years in the period ended December 31, 2007

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2007

Notes to Consolidated Financial Statements

(2)	Financial Statement Schedules. The following consolidated financial statement schedule is included in Item 8:

Schedule II-Valuation and Qualifying Accounts

All other financial statement schedules have been omitted, because they are not applicable, are not required, or the information is included in the Financial Statements or Notes thereto

(3)	Exhibits. See “Exhibit Index to Form 10-K” immediately following the signature page of this Form 10-K

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: March 26, 2008
HEALTH FITNESS CORPORATION

By	/s/ Gregg O. Lehman	By	/s/ Wesley W. Winnekins

Gregg O. Lehman, Ph.D.		Wesley W. Winnekins
Chief Executive Officer		Chief Financial Officer
POWER OF ATTORNEY
     Each person whose signature appears below constitutes GREGG O. LEHMAN and WESLEY W. WINNEKINS his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Annual Report on Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title

/s/ Gregg O. Lehman Gregg O. Lehman, Ph.D.	Chief Executive Officer, President (principal executive officer) and Director	March 26, 2008

/s/ Wesley W. Winnekins Wesley W. Winnekins	Chief Financial Officer (principal financial and accounting officer)	March 26, 2008

/s/ Mark W. Sheffert	Chairman	March 26, 2008
Mark W. Sheffert

/s/ Jerry V. Noyce	Director	March 26, 2008
Jerry V. Noyce

/s/ K. James Ehlen, M.D.	Director	March 26, 2008
K. James Ehlen, M.D.

/s/ Robert J. Marzec	Director	March 26, 2008
Robert J. Marzec

Signatures	Title

/s/ John C. Penn	Director	March 26, 2008
John C. Penn

/s/ Linda Hall Whitman, Ph.D.	Director	March 26, 2008
Linda Hall Whitman, Ph.D.

/s/ Rodney A. Young	Director	March 26, 2008
Rodney A. Young

/s/ David F. Durenberger David F. Durenberger	Director	March 26, 2008

/s/ Curtis M. Selquist	Director	March 26, 2008
Curtis M. Selquist

EXHIBIT INDEX
HEALTH FITNESS CORPORATION
FORM 10-K

Exhibit No.	Description

3.1	Articles of Incorporation, as amended on September 20, 2004 - incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004

3.2	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock — incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1 filed January 13, 2006, File No. 333-131045

3.3	Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock — incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated November 14, 2005

*3.4	Restated Bylaws of the Company, as amended February 11, 2008

4.1	Specimen of Common Stock Certificate — incorporated by reference to the Company’s Registration Statement on Form SB-2, File No. 33-83784C

10.1	Lease Agreement dated May 2, 2007 between United Properties Investment LLC and the Company — incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007

10.2	Office Lease dated September 29, 2003 between CMD Realty Investment Fund II, L.P. and HealthCalc.Net, Inc. — incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007

10.3	First Amendment, dated April 29, 2005, to Office Lease dated September 29, 2003 between Parkway Commons, L.P. (f/k/a CMD Realty Investment Fund II, L.P.) and HealthCalc.Net, Inc. — incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007

10.4	Second Amendment, dated January 31, 2006, to Office Lease dated September 29, 2003 between Parkway Commons, L.P. and HealthCalc.Net, Inc. — incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007

10.5	Third Amendment, dated May 9, 2007, to Lease dated September 29, 2003 between Parkway Commons, L.P. and the Company — incorporated by reference to Exhibit 10.5 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007

10.6	Credit Agreement dated August 22, 2003 between the Company and Wells Fargo Bank, National Association — incorporated by reference to Exhibit 10.11 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003

10.7	Second Amendment and Waiver of Defaults, dated May 14, 2004, to Credit Agreement dated August 22, 2003 between the Company and Wells Fargo Bank, N.A. — incorporated by reference to Exhibit 10.16 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004

10.8	Third Amendment and Consent, dated December 29, 2004, to Credit Agreement dated August 22, 2003 between the Company and Wells Fargo Bank, N.A. — incorporated by reference to Exhibit 10.20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004

Exhibit No.	Description

10.9	Fourth Amendment, dated June 6, 2006, to Credit Agreement dated August 22, 2003 between the Company and Wells Fargo Bank, N.A. - incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006

10.10	Fifth Amendment, dated September 27, 2007, to Credit Agreement dated August 22, 2003 between the Company and Wells Fargo Bank, N.A. - incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated September 27, 2007

*10.11	Sixth Amendment, dated October 31, 2007, to Credit Agreement dated August 22, 2003 between the Company and Wells Fargo Bank, N.A.

10.12	Securities Purchase Agreement dated November 14, 2005 — incorporated by reference to Exhibit 10.1 to our report on Form 8-K filed November 16,2005

10.13	Form of Warrant issued pursuant to the Securities Purchase Agreement dated November 14, 2005 — incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated November 14, 2005

10.14	Form of Amendment No. 1 to Warrants issued pursuant to the Securities Purchase Agreement dated November 14, 2005 — incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006

10.15	Registration Rights Agreement dated November 14, 2005 — incorporated by reference to Exhibit 10.2 to our report on Form 8-K filed November 16, 2005

10.16	Form of Amendment No. 1 to Registration Rights Agreement — incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006

10.17	Shareholders’ Agreement dated December 23, 2005 between the Company, Peter A. Egan and John F. Ellis — incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated December 23, 2005

10.18	2005 Stock Option Plan — incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated June 7, 2005 (1)

10.19	Form of Incentive Stock Option Agreement under the 2005 Stock Option Plan — incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated June 5, 2005 (1)

10.20	Form of Non-Qualified Stock Option Agreement under the 2005 Stock Option Plan — incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated June 5, 2005 (1)

10.21	Amended and Restated 2005 Stock Option Plan — incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated May 21, 2007 (1)

10.22	Form of Incentive Stock Option Agreement under the Amended and Restated 2005 Stock Option Plan — incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated May 21, 2007 (1)

10.23	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2005 Stock Option Plan — incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated May 21, 2007 (1)

10.24	Company’s 2007 Equity Incentive Plan — incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated May 21, 2007 (1)

10.25	Form of Restricted Stock Agreement under the 2007 Equity Incentive Plan - incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated May 21, 2007 (1)

Exhibit No.	Description

10.26	Cash Incentive Plan — incorporated by reference to Exhibit 10.43 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (1)

10.27	Employment Agreement dated December 1, 2006 between the Company and Gregg O. Lehman, Ph.D. — incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K dated November 30, 2006 (1)

10.28	Restricted Stock Agreement dated January 1, 2007 between the Company and Gregg O. Lehman, Ph.D. — incorporated by reference to Exhibit 10.15 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (1)

10.29	Employment Agreement dated February 9, 2001 between the Company and Wesley W. Winnekins — incorporated by reference to Exhibit 10.11 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 000-25064 (1)

10.30	Amendment, dated December 21, 2006, to Employment Agreement dated February 9, 2001 between the Company and Wesley W. Winnekins - incorporated by reference to Exhibit 10.10 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (1)

10.31	Employment Agreement dated March 1, 2003 between the Company and Jeanne Crawford — incorporated by reference to Exhibit 10.9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 000-25064 (1)

10.32	Amendment, dated December 21, 2006, to Employment Agreement dated March 1, 2003 between the Company and Jeanne Crawford — incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (1)

10.33	Employment Agreement dated December 8, 2003 between the Company and Brian Gagne — incorporated by reference to Exhibit 10.10 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 (1)

10.34	Amendment, dated December 21, 2006, to Employment Agreement dated December 8, 2003 between the Company and Brian Gagne — incorporated by reference to Exhibit 10.15 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (1)

10.35	Employment Agreement dated August 13, 2001 between the Company and Dave Hurt — incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (1)

10.36	Employment Agreement dated December 8, 2003 between the Company and Katherine Hamlin — incorporated by reference to Exhibit 10.13 to our Form 10-K for the fiscal year ended December 31, 2005 (1)

10.37	Amendment, dated December 21, 2006, to Employment Agreement dated December 8, 2003 between the Company and Katherine Hamlin — incorporated by reference to Exhibit 10.20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (1)

10.38	Employment Agreement dated December 23, 2005 between the Company and John F. Ellis — incorporated by reference to Exhibit 10.16 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (1)

10.39	Amendment, dated December 21, 2006, to Employment Agreement dated December 23, 2005 between the Company and John F. Ellis — incorporated by reference to Exhibit 10.22 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (1)

10.40	Employment Agreement, dated February 1, 2008, between the Company and John E. Griffin — incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated January 31, 2008 (1)

Exhibit No.	Description

10.41	Employment Agreement, dated February 1, 2008, between the Company and James O. Reynolds — incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated January 31, 2008 (1)

10.42	Agreement for Separation From Employment, dated January 31, 2008, between the Company and Jerry V. Noyce — incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated January 31, 2008 (1)

10.43	Consulting Agreement, dated January 31, 2008, between the Company and Jerry V. Noyce — incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated January 31, 2008 (1)

*10.44	Director Compensation Arrangements for fiscal year 2008 (1)

*10.45	2008 Executive Bonus Plan (1)

*10.46	Compensation Arrangements for Executive Officers for Fiscal Year 2008 (1)

*11.1	Statement re: Computation of Earnings per Share

21.1	Subsidiaries - incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K for the year ended December 31, 2004

*23.1	Consent of Independent Registered Public Accounting Firm

*31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

*31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

*32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Filed herewith

(1)	Indicates management contract or compensatory plan or arrangement

EXHIBIT 3.4

RESTATED BYLAWS
FOR
HEALTH FITNESS CORPORATION
Adopted February 19, 1992

i

ii

iii

BYLAWS
OF
HEALTH FITNESS CORPORATION
ARTICLE I: OFFICES
     Section.1.01. Registered Office. The registered office of the Company in Minnesota shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or in a certificate prepared by the Board of Directors and filed with the Secretary of State of Minnesota changing the registered office.
     Section 1.02. Other Offices. The Company may also have offices and places of business at such other places both within and without the State of Minnesota as the Board of Directors may from time to time determine or the business of the Company may require.
ARTICLE II: MEETINGS OF SHAREHOLDERS
     Section 2.01. Place of Meetings. All meetings of the shareholders of the Company shall be held at its registered office or at such other place within or without the State of Minnesota as shall be stated by the Board of Directors in the notice of the meeting. In the absence of designation otherwise, meetings shall be held at the registered office of the Company in the State of Minnesota.
     Section 2.02. Time of Meetings. The Board of Directors shall designate the time and day for each meeting. In the absence of such designation, every meeting of the shareholders shall be held at ten o’clock A.M.
     Section 2.03. Regular Meetings.
     Section 2.03-a. Frequency of Regular Meetings. Regular meetings of shareholders may be held on an annual or less frequent basis, but need not be held unless required by Section 2.03-b hereof or by applicable law.
     Section 2.03-b. Demand by Shareholders for a Regular Meeting. A shareholder or shareholders holding three (3%) percent or more of the voting power of all shares entitled to vote may demand that a regular meeting of the shareholders be held within ninety (90) days of such demand in the county where the principal executive office of the Company is located if a regular meeting of the shareholders has not been held during the fifteen (15) months immediately preceding such demand. The demand shall be in writing and shall be delivered to the President or Secretary. The Board shall call for such a shareholders’ meeting on notice within thirty (30) days of receipt of the demand.

1

     Section 2.03-c. Election of Directors. At the regular meeting the shareholders, voting as provided in the Articles of Incorporation or in these Bylaws, may designate any change in the number of Directors to constitute the Board of Directors, shall elect a Board of Directors, and shall transact such other business as may properly come before the meeting.
     Section 2.04. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the President or the Board of Directors and shall be called by the President or Secretary at the request in writing of any two or more members of the Board of Directors or at the request in writing of one or more shareholders owning a total of ten (10%) percent or more of the voting power of all shares entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.
     Section 2.05. Notice of Meetings. Notice of meetings shall be in writing. Such notice shall state the place, date, and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. A copy of such notice shall be either delivered personally or mailed, postage prepaid, to each shareholder of record entitled to vote at such meeting pursuant to Section 2.13 hereof not less than ten (10) nor more than sixty (60) days before such meeting. If mailed, it shall be directed to each shareholder at his address as it appears upon the records of the Company, and upon such mailing of any such notice, the service thereof shall be complete, and the time of the notice shall begin to run from the date that such notice is deposited in the mail for transmission to such shareholder. Personal delivery of any such notice to a corporation, an association, or a partnership shall be accomplished by personal delivery of such notice to any officer of a corporation or an association or to any member of a partnership.
     Section 2.06. Waiver of Notice. Notice of any meeting of the shareholders may be waived before, at, or after such meeting in a writing signed by the shareholder or representative thereof entitled to vote the shares so represented. Such waiver shall be filed with the Secretary or entered upon the records of the meeting.
     Section 2.07. Purpose of Special Meetings. Business transacted at any special meeting of the shareholders shall be limited to the matters stated in the notice, or other matters necessarily incidental thereto.
     Section 2.08. Quorum; Adjournment. The holders of a majority of the voting power of all shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders, except as may be otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at such meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting in accordance with the notice thereof. If a quorum is present when a duly called or held meeting is convened, the shareholders present in person or represented by proxy may continue to

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transact business until adjournment notwithstanding the withdrawal of enough shareholders originally present in person or by proxy to leave less than a quorum, and for the purposes of voting pursuant to Section 2.09 hereof, shareholders holding a majority of the voting power of all shares entitled to vote shall be deemed to be present in person.
     Section 2.09. Vote Required. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of all shares entitled to vote present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one that by express provision of statute or of the Articles of Incorporation or of these Bylaws requires a different vote, in which case such express provision shall govern the vote required.
     Section 2.10. Voting Rights. Except as may be otherwise required by statute or the Articles of Incorporation or these Bylaws, every shareholder of record of the Company shall be entitled at each meeting of the shareholders to one vote for each share of stock standing in his name on the books of the Company.
     Section 2.11. Proxies. At any meeting of the shareholders, any shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing and filed with the Secretary at or before the meeting. An appointment of a proxy or proxies for shares held jointly by two or more shareholders is valid if signed by any one of them, unless and until the Company receives from any one of those shareholders written notice denying the authority of such other person or persons to appoint a proxy or proxies or appointing a different proxy or proxies, in which case no proxy shall be appointed unless all joint owners sign the appointment. In the event that any instrument shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or if only one shall be present then that one, shall have and may exercise all of the proxies so designated unless the instrument shall otherwise provide. If the proxies present at the meeting are equally divided on an issue, the shares represented by such proxies shall not be voted on such issue. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed three (3) years from the date of its execution. Subject to the above, any duly executed proxy shall continue in full force and effect and shall not be revoked unless written notice of its revocation or a duly executed proxy bearing a later date is filed with the Secretary of the Company.
     Section 2.12. Action in Writing. Except as may be otherwise required by statute or the Articles of Incorporation, any action required or permitted to be taken at any meeting of the shareholders of the Company may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of the shares of outstanding stock that would be entitled to vote thereon at a meeting of the shareholders.
     Section 2.13. Closing of Books; Record Date. The Board of Directors may fix a date, not exceeding sixty (60) days preceding the date of any meeting of the shareholders of the Company, as a record date for the determination of the shareholders entitled to notice of and to

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vote at such meeting, and in such case only shareholders of record on the date so fixed or their legal representatives shall be entitled to notice of and to vote at such meeting, notwithstanding any transfer of shares on the books of the Company after any record date so fixed. The Board of Directors may close the books of the Company against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix such a record date, the record date shall be the twentieth (20th) day preceding the date of such meeting.
ARTICLE III: DIRECTORS
     Section 3.01. General Powers. The business of the Company shall be managed by its Board of Directors, which may exercise all such powers of the Company and do all such lawful acts and things as are by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.
     Section 3.02. Number; Qualifications. Until the first meeting of the shareholders, the number of Directors which shall constitute the whole Board shall be the number named in the Articles of Incorporation. If no shares have been issued then the current Board of Directors may elect such additional Directors as it deems necessary. Thereafter, the number of Directors that shall constitute the whole Board shall be at least one (1). In the absence of a resolution of the shareholders or the Directors, the number of Directors shall be the number last fixed by the shareholders or the Directors; provided, however, that the Board of Directors may not decrease the number of Directors below the number last designated by the shareholders. Directors need not be shareholders. Each of the Directors shall hold office until the next succeeding regular meeting of shareholders and until his successor shall have been duly elected and qualified, or until his earlier resignation or removal from office as hereinafter provided.
     Section 3.03. Vacancies. In the event that any member of the Board of Directors shall resign, die, be removed from office, become disqualified, or refuse to act during his term of office, or any vacancy or vacancies in the Board of Directors shall occur for any other reason, such vacancy or vacancies may be filled by a majority vote of the remaining members of the Board of Directors, although less than a quorum, the provisions of Section 3.04-e hereof notwithstanding. However, in the event that there are no duly elected and qualified Directors remaining in office, then the shareholders shall elect by majority vote anew Director or new Directors to fill such vacancy or vacancies. The voting by the shareholders to fill such vacancy or vacancies shall be conducted as provided in the Articles of Incorporation and these Bylaws. When one or more Directors shall give notice of his or their resignation to the Board, effective at a future date, the Board shall have power to fill such vacancy or vacancies to take effect when such resignation or resignations shall become effective. Each Director elected to hold office as provided in this Section 3.03 shall hold office until the next succeeding regular meeting of the shareholders and until his successor shall have been elected and qualified, or until his earlier resignation or removal from office as hereinafter provided.
     Section 3.04. Meetings.
     Section 3.04-a. Place of Meetings. The Board of Directors of the Company may hold meetings, both regular and special, either within or without the State of Minnesota.

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     Section 3.04-b. Regular Meetings. As soon as practicable after each annual election of Directors, the Board of Directors shall meet at the registered office of the Company, or at such other place within or without the State of Minnesota as may be designated by the Board of Directors, for the purpose of electing the officers of the Company and for the transaction of such other business as shall come before the meeting. Other regular meetings of the Board of Directors may be held without notice at such time and place within or without the State of Minnesota as shall from time to time be determined by resolution of the Board of Directors.
     Section 3.04-c. Special Meetings. Special meetings of the Board of Directors may be called by the President or Secretary or by one or more Directors and shall be held at such time and place as shall be designated in the notice of such meeting.
     Section 3.04-d. Notice. Notice of a special meeting shall be given to each Director at least 24 hours before the time of the meeting, or at the earliest time possible thereafter, but prior to such meeting, if it is impractical to give such notice 24 hours in advance. Notice may be given by any means calculated to apprise the Directors of the time, place and subject matter of the special meeting. Notice by mail shall be deemed to be given at the time when the same shall be mailed, such mailing to take place at least three (3) business days prior to such meeting. Whenever any provision of law, the Articles of Incorporation, or the Bylaws require notice to be given, any Director may, in writing, either before or after the meeting, waive notice thereof. Without notice, any Director, by his attendance at and participation in the action taken at any meeting, shall be deemed to have waived notice thereof.
     Section 3.04-e. Quorum; Voting Requirements; Adjournment. A majority of the Board of Directors then in office shall be necessary to constitute a quorum for the transaction of business, and, the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or these Bylaws.
If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting to another time or place, and no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken. If a quorum is present at the call of a meeting, the Directors may continue to transact business until adjournment notwithstanding the withdrawal of enough Directors to leave less than a quorum.
     Section 3.04-f. Organization of Meetings. At all meetings of the Board of Directors, the Chair of the Board, if appointed, or in his absence, the President, or in his absence, any Director appointed by the President, shall preside, and the Secretary, or in his absence, any person appointed by the President, shall act as Secretary.
     Section 3.04-g. Action in Writing. Except as may be otherwise required by statute or the Articles of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors of the Company may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the

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number of Directors that would be necessary to authorize or take such action at a meeting at which all Directors entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those Directors who have not consented in writing.
     Section 3.04-h. Absent Directors. A Director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors. Such advance written consent or opposition shall be ineffective unless the writing is delivered to the President or Secretary of the Company prior to the meeting at which such proposal is to be considered. If the Director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but such consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Director has consented or objected, such substantial similarity to be determined in the sole judgment of the presiding officer at the meeting.
     Section 3.05. Committees.
     Section 3.05-a. Executive Committee. The Board of Directors may, by affirmative action of a majority of the Directors present, establish an Executive Committee consisting of two (2) or more Directors. Such Committee may meet at stated times or on notice by any committee member to all other members. The Executive Committee, to the extent determined by such action of the Board, shall have and exercise the authority of the Board and the management of the business of the Company. Any such Executive Committee shall act only in the interval between meetings of the Board and shall be subject at all times to the control and direction of the Board.
     Section 3.05-b. Committee of Disinterested Persons. The Board of Directors may establish a Committee composed of two or more disinterested Directors or other disinterested persons to determine whether it is in the best interests of the Company to pursue a particular legal right or remedy of the Company or whether to cause the dismissal or discontinuance of a particular proceeding that seeks to assert a right or remedy on behalf of the Company. For purposes of this Section 3.05-b, a Director or other person is “disinterested” if the Director or other person is not the owner of more than one (1%) percent of the outstanding shares of stock of the Company, is not currently an officer, employee, or agent of the Company or of a related corporation, has not been an officer within the immediately preceding two (2) years, and has not been made or threatened to be made a party to the proceeding in question. The Committee, once established, is not subject to the direction or control of, or termination by, the Board of Directors. A vacancy on the Committee may be filled by a majority vote of the remaining members. The good faith determination of the Committee is binding upon the Company and its Directors, officers, and shareholders. The Committee shall be dissolved upon the issuance of a final written report of its determinations to the Board of Directors.
     Section 3.05-c. Other Committees. The Board of Directors may establish, by affirmative action of a majority of the Directors present, other committees from time to time, making such

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regulations as it deems advisable with respect to the membership, authority, and procedures of such committees.
     Section 3.05-d. Limitations on Authority. No committees of the Company shall have authority as to any of the following matters:
(a)	The submission to shareholders of any action as to which shareholders’ authorization is required by law;

(b)	The filling of vacancies in the Board of Directors or on any committee;

(c)	The fixing of compensation of any Director for serving on the Board or on any committee;

(d)	The amendment or repeal of these Bylaws or the adoption of new Bylaws; or

(e)	The amendment or repeal of any resolution of the Board, which by its terms shall not be so amendable or repealable.
     Section 3.05-e. Minutes of Committee Meetings. The committees shall keep regular minutes of their proceedings and report the same to the Board when required.
     Section 3.06. Telephone Conference Meetings. Any Director or any member of a duly constituted committee of the Board of Directors may participate in any meeting of the Board of Directors or of any duly constituted committee thereof by means of a conference telephone or other comparable communication technique whereby all persons participating in such a meeting can hear and communicate with each other. For the purpose of establishing a quorum and taking any action at such a meeting, the members participating in such a meeting pursuant to this Section 3.06 shall be deemed present in person at such meeting.
     Section 3.07. Compensation. Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. Directors who are not also salaried officers may be paid a fixed sum for attendance at each meeting of the Board of Directors. Nothing herein contained shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
     Section 3.08. Limitation of Directors’ Liabilities. A Director shall not be liable to the Company or its shareholders for dividends illegally declared, distributions illegally made to shareholders, or any other actions taken in good faith reliance upon financial statements of the Company represented to him to be correct by the President of the Company or the officer having charge of its books of account or certified by an independent or certified public accountant to fairly reflect the financial condition of the Company; nor shall he be liable if in good faith in determining the amount available for dividends or distribution the Board values the assets in a manner allowable under applicable law.

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     Section 3.09. Resignation and Removal. Any Director may resign at any time by giving written notice to the Secretary. Such resignation shall take effect on the date of the Secretary’s receipt of such notice or at such later date as specified therein. Except as otherwise provided by law, the entire Board of Directors or any individual Director may be removed from office with or without cause by a vote of the shareholders holding a majority of the shares entitled to vote at an election of the Directors.
ARTICLE IV. OFFICERS
     Section 4.01. Selection and Qualification.
     Section 4.01-a. Election; Qualifications. The Board of Directors at its next meeting after each regular meeting of the shareholders shall choose a President, a Secretary, a Treasurer, and such other officers or agents as it deems necessary, none of whom need be members of the Board. Any two or more of the offices, except those of President and Vice President, may be held by the same person.
     Section 4.01-b. Additional Officers. The Board of Directors may choose additional Vice Presidents, Assistant Secretaries, and Assistant Treasurers and such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.
     Section 4.02. Salaries. The salaries of all officers of the Company shall be fixed by the Board of Directors.
     Section 4.03. Term of Office. The officers of the Company shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Board of Directors may be removed at any time with or without cause by the affirmative vote of a majority of the Board of Directors. Any officer may resign at any time by giving written notice to the President or the Secretary of the Company. Any vacancy occurring in any office of the Company by death, resignation, removal, or otherwise shall be filled by the Board of Directors. However, in the event that there should be no duly elected and qualified Directors remaining in office, then the shareholders shall elect a new Director or new Directors to fill such vacancy or vacancies.
     Section 4.04. Chair of the Board of Directors. If the Board shall appoint a Chair of the Board of Directors, such Chair shall preside at all meetings of the Board of Directors and of the shareholders and shall perform such other duties as he may be directed to perform by the Board of Directors.
     Section 4.05. President. The President shall have general supervision over the affairs of the Company and over the other officers. Unless the Board has appointed a Chair of the Board of Directors, the President shall preside at all meetings of the Board of Directors and of the shareholders. The President shall, subject to approval of or review by the Board of Directors, appoint and discharge employees and agents of the Company and fix their compensation and make and sign contracts and agreements in the name and on behalf of the Company. The

8

President shall put into operation such business policies of the Company as shall be decided upon by the Board.
     Section 4.06. Vice President. Unless otherwise determined by the Board of Directors, the Vice Presidents, if any, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also generally assist the President and exercise such other powers and perform such other duties as are delegated to them by the President as the Board of Directors shall prescribe.
     Section 4.07. Secretary. The Secretary shall attend all meetings of the shareholders and of the Board of Directors and shall record all the proceedings of the meetings of the shareholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required, and shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be.
     Section 4.08. Treasurer.
     Section 4.08-a. Custody of Funds and Accounting. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.
     Section 4.08-b. Disbursements and Reports. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors at the regular meetings of the Board, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Company.
     Section 4.08-c. Bond. If required by the Board of Directors, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration, upon the expiration of his term of office or his resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Company.
ARTICLE V: CERTIFICATES FOR STOCK
     Section 5.01. Issuance of Shares and Fractional Shares. The Board of Directors is authorized to issue shares and fractional shares of stock of the Company up to the full amount authorized by the Articles of Incorporation in such amounts as may be determined by the Board of Directors and as permitted by law. No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received under a written agreement by the Company, or services, rendered or to be rendered under a written agreement to the Company,

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or an amount transferred from surplus to stated capital upon a share dividend. At the time of each such allotment of shares, the Board of Directors shall state by resolution its determination of the fair market value to the Company in monetary terms of any consideration other than cash for which shares are allotted. The amount of consideration to be received in cash or otherwise shall not be less than the par value of the shares so allotted nor less than the stated capital to be represented by shares without par value so allotted.
     Section 5.02. Form of Certificate. Every shareholder shall be entitled to have a certificate, signed by the President, a Vice President, the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Company, certifying the number of shares of capital stock owned by him in the Company. If the Company shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences, and relative, participating, optional, or other special rights of the various classes of stock or series thereof and the qualifications, limitations, or restrictions of such rights, together with a statement of the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series, shall be set forth in full on the face or back of the certificate which the Company shall issue to represent such stock, or, in lieu thereof, such certificate shall contain a statement that the stock is, or may be, subject to certain rights, preferences, or restrictions and that a statement of the same will be furnished without charge by the Company upon request by any shareholder. Certificates representing the shares of the capital stock of the Company shall be in such form not inconsistent with law or the Articles of Incorporation or these Bylaws as shall be determined by the Board of Directors.
     Section 5.03. Facsimile Signatures. Whenever any certificate is countersigned or otherwise authenticated by a transfer agent, transfer clerk; or registrar, then a facsimile of the signatures of the officers or agents of the Company may be printed or lithographed upon such certificate in lieu of the actual signatures. In case any officer or officers who shall have signed, or whose facsimile signature shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation, or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be signed and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be the officer or officers of the Company.
     Section 5.04. Lost, Stolen, or Destroyed Certificates. The Board of Directors may direct a new certificate or new certificates to be issued in place of a certificate or certificates previously issued by the Company alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or new certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate or certificates alleged to have been lost, stolen, or destroyed.

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     Section 5.05. Transfer of Stock. Upon surrender to the Company or any transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books; except that the Board of Directors may, by resolution duly adopted, establish conditions upon the transfer of shares of stock to be issued by the Company, and the purchasers of such shares shall be deemed to have accepted such conditions on transfer upon the receipt of the certificate representing such shares, provided that the restrictions shall be referred to on the certificates or the purchaser shall have otherwise been notified thereof.
     Section 5.06. Closing of Transfer Books; Record Date. The Board of Directors may close the stock transfer books of the Company for a period not exceeding sixty (60) days preceding the date of any meeting of shareholders as provided in Section 2.13 hereof or the date for payment of any dividend as provided in Section 6.02 hereof or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect. In lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the shareholders entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion, or exchange of capital stock, and in such case such shareholders and only such shareholders shall be shareholders of record on the date so fixed and shall be entitled to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Company after any such record date fixed as aforesaid. If the Board of Directors fails to fix such a record date the record date shall be the twentieth (20th) day preceding the date of payment or allotment.
     Section 5.07. Registered Shareholders. The Company shall be entitled to recognize the exclusive right of the persons registered on its books, as the owners of shares to receive dividends and to vote as such owners and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Minnesota.
     Section 5.08. Stock Options and Agreements. In addition to any stock options, plans, or agreements into which the Company may enter, any shareholder of this Company may enter into an agreement giving to any other shareholder or shareholders or any third party an option to purchase any of his stock in the Company, and such shares of stock shall thereupon be subject to such agreement and transferable only upon proof of compliance therewith; provided, however, that a copy of such agreement shall be filed with the Company and reference thereto placed upon the certificates representing said shares of stock.
ARTICLE VI: DIVIDENDS
     Section 6.01. Method of Payment. Dividends upon the capital stock of the Company may be declared by the Board of Directors at any regular or special meeting pursuant to law.

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Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation.
     Section 6.02. Closing of Books; Record Date. The Board of Directors may fix a date not exceeding sixty (60) days preceding the date fixed for the payment of any dividend as the record date for the determination of the shareholders entitled to receive payment of the dividend and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend notwithstanding any transfer of shares on the books of the Company after the record date. The Board of Directors may close the books of the Company against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix such a record date, the record date shall be the twentieth (20th) day preceding the date of such payment.
     Section 6.03. Reserves. Before payment of any dividend, there may be set aside out of the funds of the Company available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves for meeting contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the Board shall think conducive to the interest of the Company, and the Board may modify or abolish any such reserve in the manner in which it was created.
     Section 6.04. Determining Fair Market Value. The Board of Directors in computing the fair market value of the assets of the Company to determine whether the Company may pay a dividend or purchase its shares shall not include unrealized appreciation of assets, except that readily marketable securities of other issuers may be valued at not more than market value.
ARTICLE VII: CHECKS
     Section 7.01. All checks or demands for money or notes of the Company shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
ARTICLE VIII: CORPORATE SEAL
     Section 8.01. The Company shall have no corporate seal.
ARTICLE IX: FISCAL YEAR
     Section 9.01. The fiscal year of the Company shall be fixed by resolution of the Board of Directors.
ARTICLE X: AMENDMENTS
     Section 10.01. These Bylaws may be altered or repealed at any regular meeting of the shareholders or any special meeting of the shareholders if notice of such alteration or repeal shall be contained in the notice of such special meeting. These Bylaws may be altered or amended by action of the Board of Directors at any regular or special meeting, provided that such alterations

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and/or amendments shall be subject to the power, of the holders of a majority of the outstanding stock to change or repeal such Bylaws, and, provided further, that the Board of Directors shall not make, alter, or repeal any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing Directors or filling vacancies on the Board of Directors, or fixing the number of Directors or their classifications; qualifications, or terms of office, except that the Board of Directors may adopt or amend a Bylaw to increase the number of Directors or to decrease such number to not less than the number last designated by the shareholders.
ARTICLE XI: BOOKS AND RECORDS
     Section 11.01. Books and Records. The Board of Directors of the Company shall cause to be kept:
(a)	a share register not more than one year old, giving the names and addresses of the shareholders, the number and classes held by each, and the dates on which the certificates therefor were issued;

(b)	records of all proceedings of shareholders and Directors; and

(c)	such other records and books of account as shall be necessary and appropriate to the conduct of the corporate business.
     Section 11.02. Documents Kept at Principal Executive or Registered Office. The Board of Directors shall cause to be kept at the principal executive or registered office of the Company originals or copies of:
(a)	records of all proceedings of shareholders and Directors for the past three (3) years;

(b)	Articles and Bylaws of the Company and all amendments thereto;

(c)	reports made to any or all shareholders within the immediately preceding three (3) years;

(d)	a statement of the names and usual business addresses of the Directors and principal officers of the Company;

(e)	voting trust agreements;

(f)	shareholder control agreements;

(g)	financial statements as described in Section 11.03 hereof, if such statements have been prepared by or for the Company.

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     Section 11.03. Financial Statements.
     Section 11.03-a. Required Financial Statements. To the extent that they have been prepared by or for the Company, the financial statements required to be kept by the Board of Directors at the principal executive or registered office of the Company pursuant to Section 11.02(g) hereof are as follows:
(1)	Annual Financial Statements. The Company shall keep annual financial statements for the Company, including at least a balance sheet as of the end of, and a statement of income for, each fiscal year.

(2)	Interim Financial Statements. The Company shall keep financial statements for the most recent interim period prepared in the course of the operations of the Company for distribution to the shareholders or to a governmental agency as a matter of public record.
     Section 11.03-b. Preparation of Annual Financial Statements For Shareholders. If a shareholder of the Company demands an annual financial statement pursuant to Section 12.02 hereof, such statement shall be prepared on the basis of accounting methods reasonable in the circumstances and may be a consolidated statement of the Company and one or more of its subsidiaries. In the case of a statement audited by a public accountant, each copy shall be accompanied by a report setting forth the opinion of the accountant on the statement. In other cases, each copy shall be accompanied by a statement of the Treasurer of the Company stating the reasonable belief of such person that the financial statement was prepared in accordance with accounting methods reasonable in the circumstances, describing the basis of presentation, and describing any respects in which the financial statement was not prepared on a basis consistent with that prepared for the previous year if one was so prepared.
     Section 11.04. Computerized Records. The records maintained by the Company, including its share register, financial records, and minute books, may utilize any information storage technique, including, for example, punched holes, printed or magnetized spots, or micro-images, even though that makes them illegible visually, if the records can be converted, by machine and within a reasonable time, into a form that is legible visually and whose contents are assembled by related subject matter to permit convenient use by persons in the normal course of business. The Company shall convert any such records to legible form upon the request of a person entitled to inspect them under Section 12.01 hereof, and the expense of the conversion shall be borne by the person who bears the expense of copying pursuant to Section 12.01.
ARTICLE XII: INSPECTION OF BOOKS
     Section 12.01. Examination and Copying by Shareholders. Every shareholder of the Company and every holder of a voting trust certificate shall have a right to examine, in person or by agent or attorney, at any reasonable time or times, and at the place or places where usually kept, the share register and all documents identified in Section 11.02 hereof. Other documents may be examined and copied (at the expense of the examining party) only upon the showing of a proper purpose. The expense of copying all documents identified in Section 11.02 hereof shall

14

be borne by the Company. The Company shall bear the expense of copying the share register only if the shareholder shows a proper purpose.
     Section 12.02. Information to Shareholders. Upon the written request by a shareholder of the Company, the Board of Directors shall furnish to him the most recent annual financial statement of the Company as described in Section 11.03-a(1) hereof.
ARTICLE XIII: LOANS AND ADVANCES
     Section 13.01. Loans, Guarantees, and Suretyship. The Company may lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist a person, if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the Directors present at a lawfully convened meeting and such action (a) is in the usual and regular course of business of the Company, (b) is with, or for the benefit of, a related corporation, an organization in which the Company has a financial interest, an organization with which the Company has a business relationship, or an organization to which the Company has the power to make donations, (c) is with, or for the benefit of, an officer or other employee of the Company or a subsidiary, including an officer or employee who is a Director of the Company or a subsidiary, and may reasonably be expected, in the judgment of the Board of Directors, to benefit the Company, or (d) has been approved by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of the Company. The loan, guarantee, or other assistance may be with or without interest and may be unsecured or may be secured in any manner that a majority of the Board of Directors approves, including, without limitation, a pledge of or other security interest in shares of the Company.
     Section 13.02. Advances to Officers, Directors, and Employees. The Company may, without a vote of the Directors, advance money to its Directors, officers, or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.
ARTICLE XIV: INDEMNIFICATION
     Section 14.01. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, wherever brought, whether civil, criminal, arbitration, administrative, or investigative, whether or not by or in the right of the Company, by reason of such person’s being or having been a Director, officer, member of a committee, employee, or agent of the Company, against expenses, including without limitation, attorney’s fees and disbursements, judgments, fines, penalties, excise taxes assessed against the person with respect to an employee benefit plan, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding to the fullest extent allowable pursuant to and in accordance with the provisions of the Minnesota Business Corporation Act, as amended from time to time; provided, however, that in the event said Act shall be amended to increase or expand the permitted indemnification of persons provided for therein, the Company shall be deemed to have adopted such amendment as of its effective date, and provided that such indemnification shall be limited by other applicable law.

15

ARTICLE XV: DEFINITIONS AND USAGE
     Section 15.01. Singular, Plural; Masculine, Feminine, and Neuter. Whenever the context of these Bylaws requires, the plural shall be read to include the singular, and vice versa; and words of the masculine gender shall refer to the feminine gender, and vice versa; and words of the neuter gender shall refer to any gender.
     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned Secretary of this Company, does hereby certify that the foregoing Bylaws constituting pages numbered one through eighteen were duly adopted as the Bylaws of this Company in accordance with law.

/s/ Robert Westenberg
Robert J. Westenberg, Secretary

Dated: February 24, 1992

16

AMENDMENT
OF THE
RESTATED BYLAWS
OF HEALTH FITNESS CORPORATION,
a Minnesota corporation
Dated as of February 11, 2008
Sections 5.02, 5.04, 5.05 and 5.08 of the Restated Bylaws are hereby amended to read in their entirety as follows:
     Section 5.02. Certificated or Uncertificated Stock. Shares of the Company may be certificated, uncertificated, or a combination thereof. A certificate representing shares of the Company shall be in such form as the Board of Directors may prescribe, certifying the number of shares of stock of the Company owned by such shareholder. The certificates for such stock shall be numbered (separately for each class) in the order in which they are issued and shall, unless otherwise determined by the Board of Directors, be signed by the Chair of the Board of Directors or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company.
     Section 5.04. Lost, Stolen, or Destroyed Certificates. The Company may issue a new certificate or may issue uncertificated shares in place of any certificate theretofore issued by the Company, alleged to have been lost, stolen or destroyed, upon (a) the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and (b) the posting by such person of a bond in such reasonable amount as the Company may require as indemnity against any claim that may be made against the Company (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
     Section 5.05. Transfers of Stock. Transfer of shares on the books of the Company may be authorized only by the registered holder of such shares (or the shareholder’s legal representative or duly authorized attorney in fact). In the case of shares represented by a certificate, transfer of such shares shall only occur upon surrender of the certificate duly endorsed, while transfer of uncertificated shares shall only occur upon a shareholder’s compliance with such procedures the Company or its transfer agent may require.
     Section 5.08. Stock Options and Agreements. In addition to any stock options, plans, or agreements into which the Company may enter, any shareholder of the Company may enter into an agreement giving to any other shareholder or shareholders or any third party an option to purchase any of his stock in the Company, and such shares of stock shall thereupon be subject to such agreement and transferable only upon proof of compliance therewith. A copy of any such agreement shall be filed with the Company and reference thereto placed upon the certificates representing said shares of stock (in the case of shares represented by certificates), or in the stock records of the Company and the transfer agent (in the case of uncertificated shares).

Exhibit 10.11
SIXTH AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of October 31, 2007, by and between HEALTH FITNESS CORPORATION (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of August 22, 2003, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
1.	A new section 2.16 is hereby added to read as follows:
2.16 Letter of Credit Subfeature. As a subfeature under the Revolving Facility, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed 430 days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Revolving Facility. The undrawn amount of all Letters of Credit shall be reserved under the Revolving Facility and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Revolving Facility and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Revolving Facility are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Revolving Facility. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.
Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.
2. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

3. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

HEALTH FITNESS CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Wesley W. Winnekins	By:	Cynthia Goplen

Title:	Chief Financial Officer	Title:	Vice President

EXHIBIT 10.44
HEALTH FITNESS CORPORATION
OUTSIDE DIRECTOR COMPENSATION
1.	Initial Compensation — Stock Grant. Upon first election to the HFC Board of Directors, a Director will receive a grant of that number of shares of stock which is equal to the sum of $60,000 divided by the per share fair market value of the Company’s common stock as of such date of election; provided that one-third of such shares shall be vested on the first anniversary of such date of election, two-thirds of such shares shall be vested on the second anniversary of the date of such election, and all of such shares shall be vested on the third anniversary of the date of such election; further provided that any non-vested shares shall be forfeited upon such director’s resignation, termination, failure to stand for re-election..
2.	Annual Compensation — Stock Options. Upon first election to the HFC Board of Directors, and on a yearly basis thereafter, a director will receive a six-year fully vested option to purchase 15,000 shares of HFC common stock. The option will have an exercise price equal to the fair market value of HFC’s common stock on the date of grant. A record of options earned by each director will be maintained at the HFC corporate office by the CFO. A report of options earned will be distributed to each director on a quarterly basis by the CFO.
3.	Annual Compensation — Retainer. The Chairperson and Directors will receive a monthly cash retainer of $1,000 ($12,000 annualized) payable quarterly at a rate of $3,000 per calendar quarter. The Chairperson will also receive a monthly cash retainer of $500 ($6,000 annualized) payable quarterly at a rate of $1,500 per calendar quarter. In addition, the Chairperson shall receive an additional annual fee of $30,000 for additional services provided in connection with the Company’s strategic plan and related projects. This fee will be paid quarterly and is subject to suspension or termination by the Board.
4.	Board Meeting Compensation. The Chairperson and Directors will receive a cash payment of $1,000 for attending each regular or specially scheduled board meeting. Telephonic board meetings (or a Director’s telephonic attendance at a board meeting) will be compensated at 75% of the cash payment.
5.	Committee Meeting Compensation. Committee Chairpersons and Committee Members will receive a cash payment of $500 for attending each regular or specially scheduled committee meeting. Telephonic committee meetings (or a Director’s telephonic attendance at a committee meeting) will be compensated at 75% of the cash payment. In addition to the Committee Meeting fee, the Chairpersons of the Compensation/Human Capital Committee and the Nominating/Governance Committee will each receive a monthly cash retainer of $208.33 ($2,500 annualized) payable quarterly at a rate of $625 per calendar quarter. The Chairperson of the Audit Committee will receive a monthly cash retainer of $416.66 ($5,000 annualized) payable quarterly at a rate of $1,250 per calendar quarter. The Chairperson of the Finance and Strategy Committees and (unless otherwise determined by the Board) any Ad —Hoc Committees from time to time created by the Board, will not receive retainers but will receive an additional cash payment of $250 above the $500 committee meeting fee for each committee meeting attended.
6.	Expense Reimbursement. The cost of out-of-town travel incurred by a director to attend board meetings will be reimbursed by HFC. Directors should make travel plans at least 30 days in advance if possible, and should travel at the lowest fare available. Costs of out-of-town travel related to committee meeting attendance will not be reimbursed.

7.	Directors & Officers Insurance Coverage. Each director will be covered by a D&O liability policy with policy limits of least $10 million and separate “Side A Coverage” with policy limits of at least $5 million.

A director shall be deemed to have been first elected to the Board upon the earlier of (i) such director’s election to the Board by the shareholders and (ii) such director’s election to the Board by the Board pursuant to its power to fill vacancies on the Board, including any vacancy resulting from the death, resignation, removal or disqualification of a director and any vacancy resulting from any newly created directorship.

Exhibit 10.45
HEALTH FITNESS CORPORATION
2008 Executive Bonus Plan
The Health Fitness Corporation Executive Bonus Plan for 2008 is designed to provide an annual performance incentive for executive officers based on the achievement of certain financial objectives. The financial objectives are set annually by the Board of Directors. Payments under the bonus plan that are based on the achievement of financial objectives include the following performance criteria: revenue and earnings before interest, taxes, depreciation and amortization (EBITDA).
Under this bonus plan, the Chief Executive Officer may receive a bonus of between 9.0% and 67.5% of base salary, the Chief Financial Officer may receive a bonus of between 4.6% and 34.5% of base salary and other executive officers may receive between 3.6% and 34.5% of their base salary. The level of bonus to be earned corresponds with the Company achieving between 93.4% to 110% of budgeted revenue objectives, and 78% to 110% of budgeted EBITDA objectives. No bonuses are earned if the Company achieves less than 93.4% of the planned revenue targets and less than 78% of the planned EBITDA targets.

Exhibit 10.46
HEALTH FITNESS CORPORATION
COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS
FOR FISCAL YEAR 2008
     The Health Fitness Corporation Board of Directors approved the 2008 fiscal year base salaries for the executive officers as set forth below. In addition, these executive officers may participate in our 401(k) plan, employee stock purchase plan and medical and disability plans, as well as other compensatory plans, contracts and arrangements.

2008 Annual
Executive Officer and Title	Base Salary
Gregg O. Lehman	$335,800
President and Chief Executive Officer

Wesley W. Winnekins	$195,624
Chief Financial Officer and Treasurer

John E. Griffin	$215,000
Chief Operations Officer

James O. Reynolds, M.D.	$250,000
Chief Medical Officer

Jeanne C. Crawford	$156,078
Chief Human Resources Officer and Secretary

Brian J. Gagne	$154,326
Senior Vice President — Account Services

David T. Hurt	$134,734
Vice President Account Services — Fitness Management

Katherine M. Hamlin	$139,626
Vice President Account Services — Health Management

John F. Ellis	$166,901
Chief Information Officer

Exhibit 11.0
Computation of Earnings per Share
The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

	Year Ended
	December 31
	2007	2006	2005
Net earnings applicable to common shareholders — basic	$909,751	$1,351,673	$1,204,401

Add: Dividend to preferred shareholders	—	—	140,890

Less: Change in fair value of warrants	—	(841,215)	—

Net earnings — diluted	$909,751	$510,458	$1,345,291

Weighted average common shares outstanding — basic	19,685,980	18,023,298	12,780,724

Common share equivalents relating to:

Preferred Stock	—	—	2,551,831

Stock Options	588,735	749,377	651,845

Warrants	285,155	—	945,236

Restricted Stock	33,242	—	—

Weighted average common shares outstanding — diluted	20,593,112	18,772,675	16,929,636

Net Earnings Per Share:
Basic	$0.05	$0.07	$0.09
Diluted	$0.04	$0.03	$0.08

Anti-dilutive options, warrants and preferred stock not included in the diluted earnings per share computations	285,500	3,357,791	517,163

Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated March 24, 2008, accompanying the consolidated financial statements and schedule included in the annual report of Health Fitness Corporation and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Health Fitness Corporation on Forms S-8 (File No. 333-136835, effective August 23, 2006; File No. 333-136837, effective August 23, 2006; File No. 333-101049, effective November 6, 2002; File No. 333-67632, effective August 15, 2001; File No. 333-32424, effective March 14, 2000; File No. 333-00876, effective January 23, 1996; File No. 333-116489, effective June 15, 2004; File No. 333-00874, effective January 23, 1996) and on Form S-1 (File No. 333-131045 post effective December 19, 2007).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
March 24, 2008